EXHIBIT 4.2
                         Agreement and Certificate of
                Limited Partnership of CNL Income Fund VI, Ltd.






               AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP
                                      OF
                           CNL INCOME FUND VI, LTD.


      THIS AMENDED AND RESTATED AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP is made and entered into effective this 22nd day of June, 1989, by and among Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation, as General Partners, Jeanne A. Wall, as the Initial Limited Partner, and those persons and entities admitted to the Partnership as Limited Partners.

      WHEREAS, on August 17, 1988, a Certificate of Limited Partnership (the "Original Agreement") was filed with the Secretary of State of the State of Florida, whereby Robert A. Bourne, James M. Seneff, Jr. and CNL Realty Corporation, as General Partners, and Jeanne A. Wall, as the Initial Limited Partner, formed the Partnership under the Florida Uniform Limited Partnership Act;

      WHEREAS, pursuant to Section 620.109 of the Florida Revised Uniform Limited Partnership Act (1986), the parties hereto desire to amend, restate, and supersede in its entirety the Original Agreement and to enter into this Agreement for the purposes of admitting the Limited Partners into the Partnership, and permitting the withdrawal of the Initial Limited Partner;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to continue the Partnership as follows.



                                  ARTICLE ONE

                              CERTAIN DEFINITIONS

      When used in this Agreement, the following terms (used in plural where the context indicates) shall have the meanings designated below.

      1.1 "10% Preferred Return" as of any date means (i) in the case of distributions of Net Cash Flow, an amount equal to a 10% cumulative, noncompounded annual return on a Limited Partner's Adjusted Capital Contribution, to the extent sufficient cash is available to make such distributions, and (ii) in all other cases, an amount equal to a 10% cumulative, noncompounded annual return on a Limited Partner's Adjusted Capital Contribution, reduced by all prior distributions of Net Cash Flow and Net Sales Proceeds from a Nonliquidating Sale, other than those prior cash distributions applied in payment of such Limited Partner's Adjusted Capital Contribution pursuant to Article 9.3(b)(ii).

      1.2 "Act" means the Florida Revised Uniform Limited Partnership Act
(1986), as amended.

      1.3 "Acquisition Expenses" mean any and all expenses incurred by the Partnership, any General Partner or any Affiliate of any General Partner in connection with the selection or acquisition of any Property, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance.

      1.4 "Acquisition Fees" mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any person or entity to any other person or entity, including any fees or commissions paid by or to any General Partner or any Affiliate of any General Partner, in connection with the selection or acquisition of any Property, including, without limitation, real estate commissions, acquisition fees, finder's fees, selection fees, development fees, nonrecurring management fees, consulting fees, or any other fees of a similar nature, however designated and however treated for tax or accounting purposes.

      1.5 "Additional Closing Date" means any date, other than the Initial Closing Date, on which subscribers for Units are admitted to the Partnership as Limited Partners.

      1.6 "Adjusted Capital Contribution" as of any date means the Capital Contribution of a Limited Partner reduced by all prior cash distributions to such Limited Partner of Net Sales Proceeds from a Nonliquidating Sale, other than those prior cash distributions applied in payment of such Limited Partner's 10% Preferred Return pursuant to Article 9.3(b)(i). Adjusted Capital Contributions may differ from Capital Accounts, but may not be less than zero.

      1.7 "Affiliate" means any person or entity directly or indirectly through one or more intermediaries controlling, controlled by or under common control with another person or entity. For the purposes of this definition, the following shall be presumed to be Affiliates: (i) any person or entity owning or controlling ten percent (10%) or more of the outstanding voting securities of another person or entity; (ii) any officer, director, partner, or trustee of such person or entity; and (iii) if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

      1.8 "Agreement" means this Amended and Restated Agreement and Certificate of Limited Partnership, as amended from time to time. including all exhibits thereto.

      1.9 "Capital Account" means the book account, established and maintained for each Partner in a manner which complies with Treasury Regulation Section 1.704-1(b)(2)(iv), as may be amended from time to time. Each Capital Account shall reflect, among other items, (i) all cash and the fair market value of property (net of liabilities securing such property that the Partnership is considered to assume or take subject to under Code section 752) contributed by the Partner to the Partnership, (ii) all allocations to the Partner of Partner-ship Net Income, Net Loss, Gain and Loss, and (iii) all cash and the fair market value of property (net of liabilities securing such property that the Partner is considered to assume or take subject to under Code section 752) distributed to the Partner by the Partnership. Any and all amounts distributed to a Partner as a fee and/or as compensation or reimbursement for services shall not reduce such Partner's Capital Account.

      1.10 "Capital Contribution" means the amount actually paid to the Partnership by a Partner. For purposes of computing a Limited Partner's Capital Contribution, any Limited Partner who pays less than the per Unit offering price due to a decrease in the commissions otherwise payable to CNL Investment Company or a broker-dealer (where net proceeds to the Partnership are not reduced), nevertheless shall be deemed to have contributed to the Partnership the full offering price of $500 per Unit. The Capital Contribution of a Substituted Limited Partner shall be that attributable to the interest in the Partnership assigned to him.

      1.11 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      1.12 "Competitive Real Estate Commission" means a real estate or brokerage commission for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the property.

      1.13 "Effective Date" means the date on which this Agreement is accepted for filing by the Secretary of State of the State of Florida.

      1.14 "Final Closing Date" means the last date on which subscribers for Units are admitted to the Partnership as Limited Partners.

      1.15 "Front-End Fees" mean fees and expenses paid by any person or entity to any person or entity for any services rendered in connection with the organization of the Partnership and the acquisition of Properties, including Selling Commissions, Organizational and Offering Expenses, Acquisition Expenses, Acquisition Fees, and any other similar fees, however designated.

      1.16 "Gain" means the income or gain of the Partnership for federal income tax purposes arising from any Sale, and includes the Partnership's distributive share for federal income tax purposes of the income or gain arising from the sale or other disposition of all or a substantial portion of the assets of any joint venture or partnership in which the Partnership is a co-venturer or partner.

      1.17 "General Partners" mean Robert A. Bourne, James M. Seneff, Jr., and CNL Realty Corporation, or any other person or entity which is substituted for or succeeds to the interest of all or any of such persons as a general partner pursuant to this Agreement.

      1.18 "General Partners' Capital Contribution" means the total cash and adjusted basis of property (including contract rights) contributed to the Partnership by the General Partners.

      1.19 "Initial Closing Date" means the first date on which subscribers for Units are admitted to the Partnership as Limited Partners.

      1.20 "Initial Limited Partner" means Jeanne A. Wall, who will withdraw from the Partnership on or immediately prior to the Effective Date.

      1.21 "Investment in Properties" means the amount of the Limited Partners' Capital actually paid or allocated by the Partnership, either directly or through joint venture arrangements or other partnerships, to the purchase, development, construction, or improvement (including working capital reserves of up to five percent [5%] of the Limited Partners' Capital) of Properties, and other cash payments such as interest and taxes, but excluding Front-End Fees.

      1.22 "Limited Partner" means any person or entity admitted to the Partnership as a limited partner, including any person or entity admitted to the Partnership as a Substituted Limited Partner in accordance herewith.

      1.23 "Limited Partners' Capital" as of any date means the aggregate Capital Contributions made by all of the Limited Partners.

      1.24 "Liquidating Sale" means any Sale resulting in a dissolution of the Partnership under Article 17.1, including any Sale which is part of a series of Sales pursuant to a plan to sell or otherwise dispose of all or substantially all of the Partnership's assets. For purposes of this Agreement, the phrase "all or substantially all of the Partnership's assets" shall mean eighty percent (80%) or more in value of the Properties acquired by the Partnership within two (2) years after the initial date of the Prospectus.

      1.25 "Loss" means the loss of the Partnership for federal income tax purposes arising from any Sale, and includes the Partnership's distributive share for federal income tax purposes of the loss arising from the sale or other disposition of all or a substantial portion of the assets of any joint venture or partnership in which the Partnership is a co-venturer or partner.

      1.26 "Management Fee" means the fee paid for day-to-day professional management services in connection with Properties owned by the Partnership.

      1.27 "Monthly Distribution Account" means an account established by the Partnership for the benefit of those Limited Partners who elect to receive monthly distributions of Net Cash Flow, into which account the amounts specified in Article 9.3(a)(iii) shall be deposited.

      1.28 "Monthly Distribution Fee" means, for any fiscal year, the excess, if any, of (i) the amount by which the costs associated with processing and making distributions to those Limited Partners who elect to receive distributions of Net Cash Flow on a monthly basis exceed the costs associated with processing and making distributions to those Limited Partners who elect to receive distributions of Net Cash Flow on a quarterly basis, over (ii) any interest earned on amounts in the Monthly Distribution Account. The Monthly Distribution Fee shall be apportioned equally among those Limited Partners who elect to receive monthly distributions of Net Cash Flow; provided, however, that until the end of the fiscal year in which the offering of Units terminates, each Limited Partner shall be apportioned a pro rata amount of the Monthly Distribution Fee based upon the number of months such Partner was a Limited Partner.

      1.29 "Net Cash Flow" means the Net Income or Net Loss of the Partnership for each fiscal year, with the following adjustments: (i) there shall be added to such Net Income or Net Loss the amount charged for any deduction not involving a cash expenditure (such as depreciation and amortization), and any cash receipts (excluding Net Sales Proceeds) which the General Partners, in their sole discretion, deem to be available for distribution; and (ii) there shall be subtracted from such Net Income or Net Loss the amount of any nondeductible reserves established or maintained by the General Partners and any other nondeductible cash items, including principal payments on indebtedness, if any, and distributions made to the Partners prior to the end of such fiscal year and the amount of any and all income not attributable to cash receipts of the Partnership (such as accrued accounts receivable).

      1.30 "Net Income" means the taxable income of the Partnership for federal income tax purposes for each taxable year, determined using the accrual method of accounting and calculated without regard to Gain or Loss.

      1.31 "Net Loss" means the taxable loss of the Partnership for federal income tax purposes for each taxable year, determined using the accrual method of accounting and calculated without regard to Gain or Loss.

      1.32 "Net Sales Proceeds" mean, in the case of a Sale described in
Article 1.43(i), the proceeds of any such Sale less all costs and expenses associated with such Sale and the amount of all Real Estate Commissions paid by the Partnership. In the case of a Sale described in Article 1.43(ii), Net Sales Proceeds mean the proceeds of any such Sale less the amount of any and all costs and expenses, including legal and other selling expenses, incurred in connection with such Sale. In the case of a Sale described in Article 1.43(iii), Net Sales Proceeds mean the proceeds of any such Sale actually distributed to the Partnership from the joint venture or partnership.

      1.33 "Nonliquidating Sale" means any Sale other than a Liquidating Sale.

      1.34 "Operating Expenses" mean any and all costs and expenses incurred by the Partnership, any General Partner or any Affiliate of any General Partner which are in any way related to the operation of the Partnership or to Partnership business, including but not limited to the costs and expenses listed in Article 8.1, but excluding Selling Commissions, Organizational and Offering Expenses, Acquisition Expenses, Acquisition Fees, Management Fees, and Real Estate Commissions.

      1.35 "Organizational and Offering Expenses" mean any and all costs and expenses, exclusive of Selling Commissions, incurred by the Partnership, any General Partner or any Affiliate of any General Partner in connection with the formation, qualification, organization, and registration of the Partnership and in the marketing and distribution of Units, including, without limitation, the following: legal, accounting, and escrow fees; printing, amending, supplementing, mailing, and distributing costs; filing, registration, and qualification fees and taxes; telegraph and telephone costs; and all advertising, marketing, and due diligence expenses, including the costs related to investor and broker-dealer sales meetings.

      1.36 "Partner" means a General Partner or a Limited Partner, and "Partners" means all Partners, both General and Limited.

      1.37 "Partnership" means CNL Income Fund VI, Ltd., the Florida limited partnership reorganized pursuant to this Agreement.

      1.38 "Partnership Capital" means the total Capital Contributions made by all Partners of the Partnership, both General and Limited.

      1.39 "Partnership Interest(s)" means the ownership interest of a Partner in the Partnership's profits and losses, other items of income, gain, losses, deductions, expenses, and credits, and distributions of net cash receipts at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement and under the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and the Act. The Partnership Interest of a Limited Partner shall be equal to that percentage expressed by a fraction, with the numerator consisting of the number of Units purchased by such Limited Partner, and the denominator consisting of the total number of Units held by all of the Limited Partners. The term "Partnership Interests" shall refer to the entire ownership interest of all Partners in the Partnership.

      1.40 "Properties" mean the real properties, including the buildings located thereon, which are acquired by the Partnership or by any joint venture or partnership in which the Partnership is a co-venturer or partner.

      1.41 "Prospectus" means the final prospectus included in the Partnership's Registration Statement filed with the Securities and Exchange Commission, pursuant to which the Partnership will offer Units to the public, as the same may be amended or supplemented from time to time after the effective date of such Registration Statement.

      1.42 "Real Estate Commissions" mean any and all real estate commissions and other similar fees, costs, or expenses, including a subordinated real estate disposition fee payable to CNL Investment Company pursuant to Article 8.3, incurred in connection with the Sale of Properties owned by the Partnership.

      1.43 "Sale" means any transaction or series of transactions whereby:
(i) the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any such Property which gives rise to insurance claims or condemnation awards; (ii) the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Partnership in any joint venture or partnership in which it is a co-venturer or partner; or (iii) any joint venture or partnership in which the Partnership is a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any such Property which gives rise to insurance claims or condemnation awards.

      1.44 "Selling Commissions" mean any and all commissions payable to underwriters, managing dealers, or other broker dealers in connection with the sale of Units as described in the Prospectus, including, without limitation, commissions payable to CNL Investment Company.

      1.45 "Substituted Limited Partner" means a person or entity admitted to the Partnership pursuant to the provisions of Article 14.3 hereof and in accordance with the provisions of the Act.

      1.46 "Termination Date" means December 31, 2018, or such earlier date as the Partnership may be terminated pursuant to any provision of this Agreement.

      1.47 "Unit" means the interest of a Limited Partner in the Partnership which is represented by a Capital Contribution of $500.



                                  ARTICLE TWO

                                 ORGANIZATION

      2.1 Formation. The parties hereby acknowledge that the term of the Partnership commenced on August 17, 1988, and agree to continue the Partnership as a limited partnership pursuant and subject to the Act.

      2.2 Filings. The General Partners shall file, record, and publish such certificates and other documents as may be necessary and appropriate to comply with the requirements for the organization and operation of a limited partnership under the Act.

      2.3 Foreign Qualification. In the event that the business of the Partnership may be carried on or conducted in other states in addition to the State of Florida, then the parties agree that this Partnership shall exist or shall be qualified under the laws of each such additional state in which business is actually conducted by the Partnership, and they severally agree to execute and authorize the General Partners to execute on their behalf or on behalf of the Partnership such other and further documents as may be necessary or appropriate to permit the General Partners to qualify this Partnership, or otherwise comply with requirements for the formation and organization of a limited partnership in all such states.



                                 ARTICLE THREE

                           NAME AND PRINCIPAL OFFICE

      3.1 Name and Office. The name of the Partnership is "CNL Income Fund VI, Ltd." Its principal office and its registered office in the State of Florida shall be located at 400 East South Street, Suite 500, Orlando, Florida 32801, or at such other address as the General Partners notify each Limited Partner in writing in accordance herewith. The registered agent of the Partnership in Florida shall be James A. Hartman, 400 East South Street, Suite 500, Orlando, Florida 32801. The General Partners also shall have the right, without notice to the Limited Partners, to establish a registered office or offices in such other states as the General Partners deem necessary in order to qualify the Partnership under the laws of any additional state in which the Partnership actually conducts business.

      3.2 Assumed Names. The business of the Partnership shall be conducted under the name listed above or under such variations of this name as the General Partners deem appropriate to comply with the laws of any state in which the Partnership does business. The General Partners shall execute and file in the proper offices such certificates as may be required by the Assumed Name Act or similar law in effect in the counties and other governmental jurisdictions in which the Partnership may elect to conduct business.



                                 ARTICLE FOUR

                    PURPOSES AND POWERS OF THE PARTNERSHIP

      The purpose of the Partnership shall be to acquire and lease properties on which restaurants which are part of regional or national restaurant chains are or will be located, as more fully described in the Prospectus. Subject to the limitations set forth elsewhere in this Agreement, the Partnership shall be empowered to do or cause to be done, or not to do, any and all acts deemed by the General Partners to be necessary or appropriate or in furtherance of the purpose of the Partnership, including, without limitation, the power and authority:

            (a) to acquire, own, lease, manage, and/or operate any Properties;

            (b) to enter into joint venture arrangements or general partnerships with any person or entity which is not an Affiliate of any of the General Partners for the acquisition, ownership, leasing, management, and/or operation of any Properties, provided that the Partnership has the ability to control the management decisions of any such joint venture or general partnership and there are no duplicate fees;

            (c) to enter into interim joint venture arrangements or general partnerships with the General Partners or their Affiliates for the purpose of temporarily holding title to Properties in order to facilitate the acquisition of such Properties by the Partnership, provided that the Partnership has the ability to control the management decisions of any such joint venture or general partnership and there are no duplicate fees;

            (d) to enter into joint venture arrangements or general partnerships with another program formed by the General Partners for the acquisition, ownership, leasing, management, and/or operation of any Properties provided that (i) there are no duplicate fees, (ii) the two programs have substantially identical investment objectives, (iii) compensation to the General Partners and their Affiliates is substantially identical in each program, (iv) each program's investment is on substantially the same terms and conditions, and (v) each program has a right of first refusal to buy the Property held by such joint venture or general partnership at a purchase price equal to the fair market value as determined by an independent appraisal, if the other program has the right to sell the Property held in the joint venture or general partnership;

            (e) to make such elections under the Code as to the treatment of items of Partnership income, Gain, Loss, deductions, and credit, and as to all relevant matters as the General Partners believe necessary, desirable, or beneficial to the Limited Partners;

            (f) to purchase or to elect not to purchase from others, at the expense of the Partnership, contracts of liability, casualty, and other insurance which the General Partners deem advisable, appropriate, or convenient for the protection of the assets or affairs of the Partnership or for any purpose convenient or beneficial to the Partnership;

            (g) subject to the limitations contained in Article 10.6 and elsewhere in this Agreement, to employ persons, including Affiliates, for the operation and management of the Partnership and/or the Properties, on such terms and for such compensation as the General Partners deem, in their absolute discretion, to be in the best interest of the Partnership;

            (h) to designate the depository or depositories in which all bank accounts of the Partnership shall be kept and the person or persons upon whose signature withdrawals therefrom shall be made;

            (i) to prosecute, defend, settle, compromise or submit to arbitration, at the Partnership's expense, any suits, actions or claims at law or in equity to which the Partnership is a party or by which it is affected, as may be necessary, proper or convenient, and to satisfy out of Partnership funds any judgment, decree or decision of any court, board, agency, or authority having jurisdiction, or any settlement of any suit, action, or claim prior to judgment or final decision thereon;

            (j) to incur, at the expense of the Partnership, bank charges with respect to bank accounts maintained, and expenses relating to the purchase of supplies, materials, equipment, or similar items used in connection with the operation of the Partnership, and to incur escrow fees, recording fees, insurance premiums, and similar expenses in connection with the Properties;

            (k) to employ persons, at the expense of the Partnership, to perform administrative, legal and independent auditing services in connection with the operation and management of the Partnership's business, and to provide services in connection with the preparation and filing of any tax return required of the Partnership;

            (l) to distribute among the Partners, to the extent deemed prudent, cash generated from the operations of the Partnership;

            (m) subject to the limitations contained elsewhere in this Agreement, to transfer, sell or convey Properties, including its interest in any joint ventures or partnerships, if such transactions are deemed by the General Partners to be in the best interest of the Partnership;

            (n) to invest such funds as temporarily are not required for Partnership purposes in short-term, highly liquid investments with appropriate safety of principal, including, without limitation, United States Treasury bills or bonds and money market funds;

            (o) to engage in such other businesses, activities, and transactions similar in nature and scope to those described in this Article Four as the General Partners from time to time may determine to be necessary or appropriate in furtherance of the purpose of the Partnership;

            (p) to enter into such agreements, contracts, documents, leases, and instruments and to give such receipts, releases, and discharges with respect to all of the foregoing and any matters incident thereto, as the General Partners may deem advisable, appropriate or convenient; and

            (q) subject to the limitations contained in Article 10.6 and elsewhere in this Agreement, to execute, deliver, perform and carry out all contracts, agreements, and undertakings of every kind, pay all amounts required by this Agreement or by applicable law, and engage in all activities and transactions as may in the opinion of the General Partners be necessary, incidental, or advisable to the accomplishment of the Partnership's purposes or in connection with any of the foregoing.



                                 ARTICLE FIVE

                              TERM OF PARTNERSHIP

      The Partnership commenced on August 17, 1988, and shall continue in existence until the Termination Date.



                                  ARTICLE SIX

                                CAPITALIZATION

      6.1 Limited Partners' Capital Contributions. No Limited Partner shall be admitted to the Partnership unless such Limited Partner shall make a Capital Contribution of $2,500 or more; provided, however, that the required minimum Capital Contribution for Individual Retirement Accounts and Keogh and pension plans shall be $1,000 where permitted by applicable state law. Except where prohibited by applicable state law or the Prospectus, Individual Retirement Accounts and Keogh and pension plans making the required minimum investment in the Partnership shall be entitled to make additional purchases in increments of one-quarter Units. Limited Partners shall be admitted to the Partnership solely by subscription, upon approval by the General Partners. No Limited Partner shall borrow funds from the General Partners or their Affiliates in order to make contributions to the Partnership Capital, and the Partnership shall not acquire Properties in exchange for Units.

      6.2 General Partners' Capital Contribution. On or before the Effective Date, the General Partners shall contribute to the Partnership the aggregate sum of $1,000 as their initial General Partners' Capital Contribution. The General Partners, in their sole discretion, may increase their General Partners' Capital Contribution by contributing additional amounts to the Partnership. The General Partners also may acquire Units as Limited Partners pursuant to the same terms and conditions as other Limited Partners.

      6.3 Minimum Capital Contributions. The aggregate Capital Contributions by the Limited Partners may range from a minimum of $1,500,000 (3,000 Units) to the maximum amount described in the Prospectus, depending upon the number of such Units offered and sold in connection with the Partnership's public offering of the Units. Capital Contributions shall be due and payable in cash upon subscription.

      6.4 Escrow. Prior to the General Partners' acceptance or rejection of any subscription, funds received from such subscription shall be held in escrow.

      6.5 Admission of Limited Partners. The General Partners, in their sole and absolute discretion, may reject any subscription for any reason. Subscriptions for Units shall be accepted or rejected by the General Partners within thirty (30) days after receipt thereof by the General Partners. Subscribers whose subscriptions are accepted by the General Partners subsequent to the Initial Closing Date shall be admitted as Limited Partners not later than the last day of the calendar month following the date such subscriptions are accepted. Funds received from subscriptions rejected by the General Partners shall be returned to subscribers within ten (10) business days after the date of such rejection with interest and without deduction. No sale of Units shall be made pursuant to the Prospectus after one year following the initial date of the Prospectus.

      6.6 Liability of Limited Partners. Except as otherwise provided in
Article 12.1, a Limited Partner shall not be liable to the Partnership beyond the amount of his Capital Contribution, nor shall he be personally liable for any liabilities, contracts, or obligations of the Partnership. However, it is the intent of the Partners that no distribution (or any part of a distribution) made to any Limited Partner pursuant to Article Nine of this Agreement shall be deemed a return or withdrawal of capital, even if such distribution represents (in full or in part) a distribution of depreciation or any other non-cash item accounted for as a Loss or deduction from or offset to the Partnership's income, and that no Limited Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership.

      6.7 Interest. Except as provided in Articles 7.2 and 9.3, interest earned on Partnership funds shall inure to the benefit of the Partnership, and the Partners shall not receive interest on their Capital Contributions.

      6.8 Additional Capital Contributions. No Partner shall be required to make any additional capital contributions beyond the amount of his initial Capital Contribution, nor shall any Partner be required to lend any funds to the Partnership. The General Partners shall have the right to make additional capital contributions to the Partnership and thereby increase their General Partners' Capital Contribution by the amount of such additional capital contributions.

      6.9 Repayment of Capital Contributions of Limited Partners. Except as expressly provided in this Agreement, no specific time has been agreed upon for the repayment of the Capital Contributions of the Limited Partners. The Limited Partners understand that the General Partners and their Affiliates make no warranty, guarantee, or representation that the Partnership will have sufficient funds to repay the Capital Contribution or Capital Account of any Limited Partner and that repayment of the Capital Contribution or Capital Account of any Limited Partner shall be made only from available Partnership funds as provided in this Agreement. No Limited Partner or any successor in interest shall have a right to withdraw or reduce any capital contributed to the Partnership.

      6.10 No Priorities among Limited Partners. Except as expressly provided in this Agreement, no Limited Partner shall have the right to demand or receive property other than cash in return for his Capital Contribution, nor shall any Limited Partner have priority over any other Limited Partner as to Capital Contributions or as to compensation by way of income.



                                 ARTICLE SEVEN

                      APPLICATION OF PARTNERSHIP CAPITAL

      7.1 General. Partnership Capital shall initially be applied as set forth in this Article Seven.

      7.2 Return of Earned Interest. Within thirty (30) days after the Initial Closing Date, the Partnership shall return to each subscriber for Units from whom the Partnership received funds prior to the Initial Closing Date an amount equal to the interest earned on such subscriber's funds during the period in which such subscriber's funds were held in escrow, with such interest to be calculated by the General Partners based on such subscriber's pro rata share of all interest on subscribers' funds during such period of time; provided, however, that a subscriber for Units who subscribes for Units after the Initial Closing Date shall receive interest on his subscription funds only if his subscription is accepted and his funds were held in escrow for more than twenty (20) days.

      7.3 Selling Commissions.

            (a) Except as otherwise provided in this Article 7.3, the Partnership shall pay any and all Selling Commissions, in the amount of Forty-Two Dollars and Fifty Cents ($42.50) per Unit sold, on the Initial Closing Date and on each Additional Closing Date in accordance with the Managing Dealer Agreement with CNL Investment Company.

            (b) A registered principal or representative of CNL Investment Company or any other broker-dealer may purchase Units net of commissions, at a per Unit purchase price of $460. In connection with purchases of certain minimum numbers of Units, the amount of Selling Commissions otherwise payable to CNL Investment Company or a soliciting dealer shall be reduced in accordance with the following schedule:







        Number of                              Selling Commissions Per Unit
          Units           Purchase Price       ----------------------------
        Purchased            Per Unit          Percent        Dollar Amount
      -------------       --------------       -------        -------------

         1 - 500               $500              8.5%             $42.50
       501 - 1,000             $490              6.5%             $32.50
      1,001 - 2,000            $480              4.5%             $22.50
      2,001 - 3,000            $475              3.5%             $17.50
      3,001 or more            $470              2.5%             $12.50

            (c) Any such reduction in Selling Commissions will be credited to the "purchaser" (as defined in Article 7.3(e) below) by reducing the total purchase price otherwise payable by the purchaser. The net proceeds to the Partnership will not be affected by the volume discount.

            (d) Subscriptions may be combined for the purpose of determining the volume discounts in the case of subscriptions made by any "purchaser," as that term is defined in Article 7.3(e) below, provided all such Units are purchased through the same soliciting dealer or through CNL Investment Company. The volume discount will be prorated among the separate subscribers considered to be a single purchaser. Any request to combine more than one subscription must be made in writing on a form to be supplied by the Partnership and must set forth the basis for such request. Any such request will be subject to verification by CNL Investment Company that all of such subscriptions were made by a single purchaser. If a purchaser does not reduce the per Unit purchase price, the excess purchase price over the discounted purchase price will be returned to the actual separate subscribers for Units.

            (e) For purposes of the volume discounts provided for in this
      Article 7.3, "purchaser" includes (i) an individual, his or her spouse, and their children under the age of 21, who purchase the Units for his or her or their own accounts, and all pension or trust funds established by each such individual; (ii) a corporation, partnership, association, joint-stock company, trust fund, or any organized group of persons, whether incorporated or not (provided that the entities described in this clause (ii) must have been in existence for at least six months before purchasing the Units and must have formed such group for a purpose other than to purchase the Units at a discount); (iii) an employee's trust, pension, profit-sharing, or other employee benefit plan qualified under Section 401 of the Code; and (iv) all pension, trust, or other funds maintained by a given bank. In addition, the General Partners, in their sole discretion, may aggregate and combine separate subscriptions for Units received during the offering period from (i) CNL Investment Company or the same soliciting dealer, (ii) investors whose accounts are managed by a single investment adviser registered under the Investment Advisers Act of 1940, (iii) investors over whose accounts a designated bank, insurance company, trust company, or other entity exercises discretionary investment responsibility, or
      (iv) a single corporation, partnership, trust association, or other organized group of persons, whether incorporated or not, and whether such subscriptions are by or for the benefit of such corporation, partnership, trust association, or group. Except as provided in this
      Article 7.3(e), subscriptions will not be cumulated, combined, or aggregated.

            (f) Any reduction in commissions will reduce the effective purchase price per Unit to the investor involved but will not alter the net proceeds payable to the Partnership as a result of such sale.

      7.4 Organizational and Offering Expenses. As soon as practicable after the Initial Closing Date (and thereafter as soon as practicable after such expenses are incurred), the Partnership shall reimburse the General Partners and their Affiliates for all Organizational and Offering Expenses incurred by the General Partners and their Affiliates, and the Partnership shall pay all other Organizational and Operating Expenses. Notwithstanding anything to the contrary in the preceding sentence, the General Partners or their Affiliates shall pay all Organizational and Offering Expenses which exceed three percent (3%) of Limited Partners' Capital.

      7.5 Acquisition Expenses and Fees. The Partnership, as soon as practicable after such fees and expenses are incurred, shall reimburse the General Partners and Affiliates for any and all Acquisition Expenses and Acquisition Fees incurred by any of them, and, in connection with services to be provided by CNL Investment Company related to the acquisition of properties, shall pay to CNL Investment Company an Acquisition Fee in an amount equal to five percent (5%) of Limited Partners' Capital; provided, however, that the Acquisition Fee paid to CNL Investment Company shall be reduced or paid back to the Partnership if and to the extent (i) necessary for the Partnership to make the required Investment in Properties as set forth in
Article 7.7, or (ii) the total of all Acquisition Fees paid by all persons in connection with the purchase of all of the Properties exceeds the lesser of eighteen percent (18%) of Limited Partners' Capital or compensation customarily charged in arms' length transactions by others rendering similar services as an ongoing public activity in the same geographic locations and for comparable properties. The Partnership shall pay all other Acquisition Expenses and Acquisition Fees.

      7.6 Reserves. The Partnership shall maintain reserves in such amounts as the General Partners in their sole and absolute discretion determine to be adequate to meet the Partnership's working capital or other needs.

      7.7 Investment in Properties. The Partnership, when and to the extent desirable investment opportunities are available as determined by the General Partners in their sole and absolute discretion, shall acquire, either directly or through joint venture arrangements or other partnerships, such Properties as the General Partners in their sole and absolute discretion determine to be in the best interests of the Partnership. The Partnership shall commit at least eighty percent (80%) of Limited Partners' Capital to Investment in Properties within two years following the initial date of the Prospectus; provided, however, that any amount returned to the Limited Partners pursuant to Article 7.8 shall not be considered in determining the percentage committed to Investment in Properties as of such date. If any Acquisition Fees are paid by the seller of any Property or Properties, such fees shall not be included in the purchase price of such Property or Properties for purposes of determining whether the required minimum Investment in Properties set forth herein has been satisfied.

      7.8 Return of Uninvested Partnership Capital. If any portion of Limited Partners' Capital, within two years after the initial date of the Prospectus, is not (i) committed to the investment in or actually invested in Properties or (ii) has not been expended or is not reserved as working capital or otherwise reserved, then, notwithstanding anything to the contrary herein, the Partnership shall distribute to the Limited Partners, pro rata in proportion to their Partnership Interests, as a return of Capital, such portion of Limited Partners' Capital not so used or invested plus Front-End Fees in the ratio that the amount of such uninvested funds bears to Limited Partners' Capital. For purposes of this Agreement, Limited Partners' Capital will be deemed to have been committed to investment (and therefore will not be returned to the Limited Partners) to the extent written agreements in principle or letters of understanding are executed at any time, which agreements in principle or letters of understanding have not been rescinded, whether or not any such investments are made, and also to the extent any funds have been reserved to make contingent payments in connection with any Property, whether or not any such payments are made.

      7.9 Restrictions on Investments.

            (a) The Partnership shall not acquire or invest in any of the following (i) limited partnership interests of another real estate program; (ii) unimproved or nonincome-producing property, except in amounts not exceeding ten percent (10%) of Limited Partners' Capital available for investment in Properties and only upon terms which can be financed by Partnership Capital or from Net Cash Flow; (iii) the securities of other issuers (nor shall the Partnership underwrite any such securities), except that the Partnership may invest in short-term, highly liquid investments with appropriate safety of principal; (iv) real estate mortgages, junior trust deeds or other similar obligations; and (v) any Properties that the Partnership is prohibited from acquiring pursuant to Article 10.2 or any other provision of this Agreement.

            (b) The Partnership shall not reinvest Net Cash Flow. Net Sales Proceeds shall not be reinvested by the Partnership unless sufficient cash will be distributed to pay any state (at a rate reasonably assumed by the General Partners) and federal (assuming the Limited Partners are taxable at the maximum applicable federal income tax bracket) income taxes created by the Sale.

            (c) Neither the Partnership nor any joint venture or general partnership in which the Partnership invests or participates will finance the acquisition of any Properties by secured or unsecured indebtedness or encumber any of the Properties with a lien.

            (d) All investments in Properties shall be supported by an appraisal prepared by an independent appraiser, and the purchase price of any Property, plus all Acquisition Fees paid by the Partnership in connection with the acquisition of such Property, shall not exceed, but may be less than, the appraised value of such Property. In connection with the acquisition of a Property which is to be constructed or renovated, the comparison of the purchase price and the appraised value of such Property may be based on the "when constructed" price and value of such Property. Each such appraisal shall be maintained in the Partnership's records for five (S) years and shall be available for inspection and copying by the Limited Partners during normal business hours.

            (e) The Partnership shall not deposit funds with financial institutions, such as banks, saving and loan associations, and money market funds, that are Affiliates of the General Partners, nor permit compensating balance arrangements for the benefit of the General Partners.



                                 ARTICLE EIGHT

                  OPERATING EXPENSES; OTHER FEES AND EXPENSES

      8.1 Operating Expenses. Subject to the restrictions on reimbursement of the General Partners and their Affiliates set forth in Article 10.1, the Partnership, as soon as practicable after such expenses are incurred, shall reimburse CNL Investment Company and Affiliates for any and all Operating Expenses incurred by CNL Investment Company and Affiliates. All other Operating Expenses shall be billed directly to and paid by the Partnership. Operating Expenses shall include, but shall not be limited to, the following (excluding, however, any costs or expenses listed below which constitute Selling Commissions, Organizational and Offering Expenses, Acquisition Expenses, Acquisition Fees, Management Fees or Real Estate Commissions):

            (a) all costs of personnel employed or otherwise engaged by the Partnership and directly involved in the operation of the Partnership or the Properties; expenses of insurance required in connection with the operation of the Partnership or the Properties; taxes and assessments on Properties and other taxes, including, without limitation, sales taxes allocable to the Partnership as an entity; travel expenses related to Partnership business; fees and expenses paid to consultants, bankers, independent contractors, insurance and other brokers and agents, and expenses in connection with the replacement, alteration, repair, leasing, maintenance, and operation of Properties and any other Partnership properties or assets;

            (b) all accounting, legal, audit, and other professional and reporting fees and expenses, which may include, but are not limited to, preparation and documentation of Partnership bookkeeping, accounting and audits; preparation and documentation of budgets, economic surveys, cash flow projections, and working capital requirements; preparation and documentation of Partnership state and federal tax returns; printing and other expenses and taxes incurred in connection with the issuance, dis-tribution, transfer, and recordation of documents in connection with the business of the Partnership;

            (c) expenses in connection with distributions made by the Partnership to, and communications, bookkeeping and clerical work necessary in maintaining relations with, the Partners, including expenses in connection with preparing and mailing reports required to be furnished to the Limited Partners pursuant to Article 16.3;

            (d) expenses of revising, amending, modifying, or terminating this Agreement, and of dissolving, terminating, reforming, liquidating, or winding up the Partnership;

            (e) costs incurred in connection with any litigation in which the Partnership is involved as well as any examination, investigation, or other proceeding conducted by any governmental agency of the Partnership, including legal and accounting fees incurred in connection therewith; and

            (f) costs of any computer equipment or services used for or by the Partnership, costs of any accounting, statistical, or bookkeeping equipment necessary for the maintenance of the books and records of the Partnership, the costs of preparation and dissemination of informational material and documentation relating to the potential sale or other disposition of Partnership property, and the costs of supervision and the expenses of professionals employed by the Partnership in connection with any of the foregoing, including attorneys, accountants, and appraisers.

            (g) subject to the restrictions contained in Article Four, the Partnership's share of all fees, commissions, costs, and expenses incurred by any joint venture or partnership of which the Partnership is a co-venturer or partner.

      8.2 Management Fee. In each fiscal year in which the Limited Partners have received or will receive an amount equal to their aggregate, cumulative 10% Preferred Return, the Partnership shall pay to CNL Investment Company, pursuant to the terms of a management agreement to be entered into by and between CNL Investment Company and the Partnership and within sixty (60) days following the close of each such fiscal year, an annual, noncumulative Management Fee equal to one percent (1%) of the sum of the gross revenues derived from Properties wholly owned by the Partnership plus, in the case of Properties owned by any joint venture or partnership in which the Partnership is a co-venturer or partner, the Partnership's allocable share of such gross operating revenues. Such Management Fee, together with any bookkeeping services and fees paid to unaffiliated persons or entities for property management services, shall not exceed fees which are competitive for similar services in the same geographic area.

      8.3 Real Estate Commissions. The Partnership shall pay any and all Real Estate Commissions. In addition, upon any Sale of one or more of the Partnership's Properties, the Partnership shall pay to CNL Investment Company, as a subordinated real estate disposition fee, an amount equal to the lesser of (i) one-half of a Competitive Real Estate Commission, or (ii) three percent (3%) of the gross sales price of the Property or Properties. In the case of a Property or Properties owned by a joint venture or partnership in which the Partnership is a co venturer or partner, such fee shall be reduced proportionately by an amount equal to the percentage interest in such joint venture or partnership which is not owned by the Partnership. The real estate disposition fee payable to CNL Investment Company shall be paid (i) only if CNL Investment Company provides a substantial amount of services in connection with the Sale of the Property or Properties, (ii) in the case of a Nonliquidating Sale, only after all distributions of Net Sales Proceeds pursuant to Articles 9.2(b)(i), 9.2(b)(ii) and 9.2(b)(iii) have been made, and
(iii) in the case of a Liquidating Sale, only after all distributions of Net Sales Proceeds pursuant to Articles 18.2(a) and 18.2(b), plus an additional amount equal to the sum, as of such date, of the Limited Partners' aggregate 10% Preferred Return and their aggregate Adjusted Capital Contributions have been distributed to the Limited Partners. The total compensation paid by the Partnership to all persons and entities in connection with any Sale of Partnership Properties shall not exceed the lesser of (i) a Competitive Real Estate Commission or (ii) six percent (6%) of the gross sales price of the Property or Properties.



                                 ARTICLE NINE

                         ALLOCATIONS AND DISTRIBUTIONS

      9.1 Definitions. For purposes of this Article Nine, the following terms shall have the meanings set forth below:

            (a) "Limited Partners" means each Limited Partner of the Partnership, as defined in Article 1.22, and includes all the Monthly Limited Partners and all the Quarterly Limited Partners.

            (b) "Monthly Limited Partner" means any Limited Partner who, for the fiscal year in question, has elected to receive monthly distributions of Net Cash Flow.

            (c) "Quarterly Limited Partner" means any Limited Partner other than a Monthly Limited Partner.

      9.2 Allocations. Net Income, Net Loss, Gain, and Loss for any taxable year shall be allocated in the following manner. For purposes of this Article 9.2, Capital Accounts shall be determined as if the Partnership's taxable year had ended immediately prior to any Sale.

            (a) Net Income and Net Loss (and each Partner's allocable share of any Partnership item of income, gain, loss, deduction, credit, or allowance for any Partnership tax year or other period taken into account in determining Net Income and Net Loss) shall be allocated 99% to the Limited Partners and 1% to the General Partners.

            (b) Gain shall be allocated as follows:

                  (i) first, to the Partners having negative balances in their
            Capital Accounts, in the proportion that the negative balance of each such Partner's Capital Account bears to the aggregate negative balances in the Capital Accounts of all such Partners, until the balances in their Capital Accounts equal zero;

                  (ii) second, 100% to the Limited Partners until the
            aggregate positive balances in the Limited Partners' Capital Accounts equal the sum of their aggregate 10% Preferred Return and their aggregate Adjusted Capital Contributions;

                  (iii) third, 100% to the General Partners until the
            aggregate positive balances in their Capital Accounts equal the sum of (1) their General Partners' Capital Contributions, plus (2) an amount equal to 1% of all prior and current distributions of Net Cash Flow, reduced by (3) any amounts previously distributed to the General Partners from Net Cash Flow and from Net Sales Proceeds pursuant to subparagraphs (iii) and (iv) of Article 9.2(b); and

                  (iv) thereafter, 95% to the Limited Partners and 5% to the
            General Partners.

            (c) Any Loss shall be allocated as follows:

                  (i) first, to the Partners with positive balances in their
            Capital Accounts in the proportion that the positive balance in each such Partner's Capital Account bears to the aggregate positive balances in the Capital Accounts of all such Partners, until the balances in their Capital Accounts equal zero; and

                  (ii) thereafter, 95% to the Limited Partners and 5% to the
            General Partners.

      9.3 Distributions. Except as provided in Article 18.2, Partnership distributions shall be made as provided in this Article 9.3.

            (a) Net Cash Flow shall be distributed as follows:

                  (i) The General Partners, within thirty (30) days following the close of each fiscal quarter or as soon thereafter as practicable, shall determine, in their sole and absolute discretion, the amount of Net Cash Flow that is available for distribution. Such Net Cash Flow available for distribution shall be apportioned 99% to the Limited Partners and 1% to the General Partners; provided, however, that the 1% of Net Cash Flow to be distributed to the General Partners shall be subordinated to receipt by the Limited Partners of their aggregate cumulative 10% Preferred Return.

                  (ii) Net Cash Flow available for distribution to the Limited
            Partners on a quarterly basis shall be allocated between the Monthly Limited Partners, as a group, and the Quarterly Limited Partners, as a group, in proportion to the number of Units owned by each such group of Limited Partners.

                  (iii) The portion of Net Cash Flow allocable to the
            Quarterly Limited Partners shall be distributed to the Quarterly Limited Partners and one-third (1/3rd) of the portion allocable to the Monthly Limited Partners shall be distributed to the Monthly Limited Partners, with all such distributions to be made within thirty (30) days following the close of each fiscal quarter or as soon thereafter as practicable; provided, however, that the first distributions payable to the Monthly Limited Partners that are attributable to the last quarter of each fiscal year shall be reduced by the Monthly Distribution Fee. The remaining two-thirds (2/3rds) of the Net Cash Flow available for distribution to the Monthly Limited Partners shall be deposited in the Monthly Distribution Account. One-half (1/2) of the amount so deposited shall be distributed to the Monthly Limited Partners within seventy (70) days following the close of such immediately preceding fiscal quarter, or as soon thereafter as practicable, and the remainder of the Net Cash Flow so deposited shall be distributed within one hundred (100) days following the close of such immediately preceding fiscal quarter, or as soon thereafter as practicable.

            (b) Net Sales Proceeds from a Nonliquidating Sale shall be distributed in the following order of priority:

                  (i) first, 100% to the Limited Partners until the Limited
            Partners have received an amount equal to their aggregate cumulative 10% Preferred Return;

                  (ii) second, 100% to the Limited Partners until the Limited
            Partners have received an amount equal to their aggregate Adjusted Capital Contributions;

                  (iii) third, 100% to the General Partners until the General
            Partners have received the sum of (1) their General Partners' Capital Contributions, plus (2) an amount equal to 1% of all prior and current distributions of Net Cash Flow, reduced by (3) any amounts previously distributed to the General Partners from Net Cash Flow and from Net Sales Proceeds pursuant to subparagraphs
            (iii) and (iv) of this Article 9.3(b);

                  (iv) thereafter, 95% to the Limited Partners and 5% to the
            General Partners.

      9.4 Determination of Allocations and Distributions among the Limited Partners. For purposes of making allocations and distributions among the Limited Partners pursuant to Articles 9.2 and 9.3 (or as required elsewhere in this Agreement), if the operative provision refers to positive or negative balances of Capital Accounts, aggregate 10% Preferred Return, or Adjusted Capital Contributions, then the allocation or distribution shall be made in accordance with the respective sizes of such items for each Limited Partner; if, however, no specific item is referred to, then the allocation or distribution shall be made in accordance with the Limited Partners' respective Partnership Interests.

      9.5 Determination of Allocations and Distributions among the General Partners. The allocations and distributions pursuant to Articles 9.2 and 9.3 (or as required elsewhere in this Agreement) shall be made among the General Partners in such amounts as the General Partners may agree among themselves.

      9.6 Admission of Limited Partners. In connection with the admission of any Limited Partner to the Partnership, the General Partners may select any method and convention permissible under Code section 706(d) for the allocations of tax items during the time persons are admitted as Limited Partners. However, any method or convention first utilized must be applied consistently thereafter for all subsequent admissions of Limited Partners unless it is later determined that such method or convention is not permissible under section 706(d).

      9.7 Transfer of Units. Net Income, Net Loss, or Net Cash Flow for a fiscal year attributable to any Units which may have been transferred during such year shall be allocated or distributed between the transferor and the transferee based upon the number of days that each was recognized as the holder of the Units for purposes of this Article Nine. Gain, Loss, or Net Sales Proceeds from a Nonliquidating Sale for a fiscal year attributable to any Units which may have been transferred during such year shall be allocated to the Limited Partner who owned such Units on the date such Gain or Loss was realized for federal income tax purposes or, as the case may be, shall be distributed to the Limited Partner who owned such Units on the date of such Nonliquidating Sale.

      9.8 Interest of the General Partners. Notwithstanding anything contained in this Agreement to the contrary, the interest of the General Partners in each material item of Partnership income, gain, loss, deduction, and credit will be equal to at least one percent (1%) of each such item at all times during the existence of the Partnership.

      9.9 Allocation of Recapture Items for Tax Purposes. Notwithstanding the allocation of Gain described above in Article 9.2(b), any income recognized pursuant to the recapture provisions of sections 1245 or 1250 of the Code, or pursuant to Code section 751 with respect to such recapture provisions, shall be allocated among the Partners in the proportions in which the original depreciation deductions being recaptured were allocated to them or to their predecessors in interest.

      9.10 Qualified Income Offset. Notwithstanding the allocation of Net Income and Gain provided in Article 9.2, any Limited Partner who receives an allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(5) or (6), as may be amended from time to time, respectively, which causes or increases a deficit balance in such Limited Partner's Capital Account, will first be allocated items of income or gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. In the event there is more than one such Limited Partner, items of income or gain shall be allocated among such Limited Partners in proportion to the respective sizes of their deficit balances attributable to the allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(5) or (6) (as may be amended from time to time).

      9.11 Allocation with Respect to Reserved Liquidation Proceeds. Any deduction allowed to the Partnership by reason of the payment of any liability from liquidation proceeds reserved pursuant to Article 18.2(b) shall be allocated among the Partners in the same proportions that the amount paid on such liability would otherwise have been distributed pursuant to Article 18.2.

      9.12 Limitation on Distributions. Not withstanding the foregoing, no distribution shall be made unless, after such distribution, the Partnership's assets are in excess of all liabilities of the Partnership except liabilities to Limited Partners on account of their Capital Contributions and liabilities to the General Partners.

      9.13 Certain Computations for Monthly Limited Partners. For purposes of allocating Gain and Loss pursuant to Article 9.2 and, for all purposes of this Agreement, in making any computation of the Limited Partners' 10% Preferred Return (i) the Monthly Distribution Fee shall not be deducted from Net Cash Flow in computing the 10% Preferred Return, and (ii) the Monthly Limited Partners shall be deemed to have received their distributions of Net Cash Flow pursuant to Article 9.3(a) as if they were Quarterly Limited Partners.

      9.14 Optional Monthly Distributions.

            (a) The General Partners, in their sole discretion, may elect to make all distributions of Net Cash Flow that the General Partners, in their sole and absolute discretion, determine is available for distribution on a monthly basis.

            (b) In the event that the General Partners elect to make all distributions of Net Cash Flow on a monthly basis pursuant to this
      Article 9.14, such distributions shall be made, at the option of the General Partners, to all Limited Partners either (i) in the manner specified in Articles 9.3(a) and 9.13 for Monthly Limited Partners, except that there shall be no Monthly Distribution Fee, or (ii) within thirty (30) days following the close of each calendar month or as soon thereafter as practicable, 99% to the Limited Partners and 1% to the General Partners; provided, however, that the 1% of Net Cash Flow to be distributed to the General Partners shall be subordinated to receipt by the Limited Partners of their aggregate cumulative 10% Preferred Return.

            (c) In the event the General Partners elect to make all distributions of Net Cash Flow on a monthly basis pursuant to this
      Article 9.14, amounts previously deposited in the Monthly Distribution Account shall be distributed pursuant to Articles 9.3(a)(iii) and 11.2(b), thereafter, the Monthly Limited Partners shall not be assessed any Monthly Distribution Fee.



                                  ARTICLE TEN

               TRANSACTIONS WITH GENERAL PARTNERS AND AFFILIATES

      10.1 Services and Goods.

            (a) The following conditions shall apply to all transactions between the Partnership and the General Partners or their Affiliates in which the General Partners or their Affiliates render services or sell or lease goods to the Partnership and for which the General Partners or their Affiliates are compensated by the Partnership (other than those transactions in which the General Partners or their Affiliates provide goods or services to the Partnership in accordance with other provisions of this Agreement): (i) the services or goods for which the General Partners or their Affiliates are to receive compensation shall be embodied in a written contract which details the services to be rendered and all compensation to be paid; (ii) such contract may be modified only by a vote of a majority in interest of Limited Partners' Capital; (iii) such contract shall contain a clause allowing termination without penalty on sixty (60) days notice to the General Partners; (iv) the terms of such contract shall be comparable to and competitive with the terms that would be demanded by unaffiliated persons or entities for comparable services or for the sale or lease of comparable goods; (v) the compensation paid shall be the lower of the actual cost of such goods and services or ninety percent (90%) of the amount charged by independent parties for comparable services in the same geographic area; and (vi) the General Partners or their Affiliates must have engaged previously in the business of rendering such services or selling or leasing such goods, independent of the Partnership as an ordinary and ongoing business.

            (b) Reimbursement of the General Partners and their Affiliates for Operating Expenses incurred by the General Partners or their Affiliates shall be limited to: (i) the actual cost to the General Partners and their Affiliates of all goods, materials, and services used for or by the Partnership, which, in the opinion of the General Partners, are reasonably necessary to the prudent operation of the Partnership and are obtained from entities unaffiliated with the General Partners or their Affiliates; and (ii) the lower of the actual cost of administrative services performed by the General Partners or their Affiliates which, in the opinion of the General Partners, are reasonably necessary to the prudent operation of the Partnership, or ninety percent (90%) of the amount charged by independent parties for comparable services in the same geographic area. Such reimbursement shall not include (i) rent or depreciation, utilities, capital equipment, and other overhead items, or
      (ii) salaries, fringe benefits, travel expenses, and other overhead items incurred by or allocated to any controlling persons of the General Partners or their Affiliates. For purposes of this Article 10.1(b) only, controlling persons shall mean any person who: (i) holds a five percent (5%) or more equity interest in a General Partner or Affiliate or has the power to direct or cause the direction of a General Partner or Affiliate whether through the ownership of voting securities or otherwise; or (ii) performs functions for the General Partners similar to those of the chairman or member of the board of directors; executive management, such as the president, vice-president, corporate secretary, or treasurer; or senior management, such as the vice-president of an operating division who reports directly to executive management. No reimbursement shall be permitted for services for which the General Partners are entitled to compensation by way of a separate fee as provided for elsewhere in this Agreement. None of the restrictions on reimbursement of the General Partners or their Affiliates set forth in this Article 10.1(b) shall apply to any fees or other compensation to which the General Partners or their Affiliates are entitled in accordance with any other provision of this Agreement.

            (c) No rebates or give-ups may be received by the General Partners or their Affiliates in connection with any services or goods provided to the Partnership by unaffiliated persons or entities, nor may the General Partners or their Affiliates participate in any reciprocal business arrangement which would circumvent any restriction contained in this Agreement with respect to transactions between the Partnership and the General Partners or their Affiliates.

            (d) Independent certified public accountants shall verify the allocation of all Operating Expenses for which the General Partners or their Affiliates are reimbursed. Such verification shall at a minimum include the following: (i) a review of the time records of individual employees, the costs of whose services were reimbursed; and (ii) a review of the specific nature of the work performed by each such employee. The methods of verification shall be in accordance with generally accepted auditing standards. The cost of such verification shall be itemized by such accountants, which costs may be reimbursed to the General Partners or their Affiliates only to the extent that such reimbursement, when added to the cost to the Partnership of the administrative services rendered by the General Partners or their Affiliates, does not exceed the amount the Partnership would be required to pay to independent parties in the same geographic area for administrative services comparable to those rendered by the General Partners or their Affiliates.

      10.2 Purchases, Sales, and Leases

            (a) The Partnership shall not purchase or lease Properties in which the General Partners or their Affiliates have an interest, nor shall the Partnership acquire any Properties from any partnership or other organization in which the General Partners or their Affiliates have an interest; provided, however, that the General Partners or their Affiliates may purchase Properties in the name of any one or more of them and temporarily hold title thereto or enter into an interim joint venture to purchase and temporarily hold title to Properties for the purpose of facilitating the acquisition of such Properties by the Partnership, or the completion of construction of the Properties, or any other purpose related to the business of the Partnership, if such Properties are purchased by the Partnership for a price no greater than the cost of such Properties to the General Partners or their Affiliates (including their closing costs incurred in connection with the purchase and resale to the Partnership of such Properties, but excluding any of such closing costs that duplicate closing costs paid by the Partnership in connection with its own purchase of the Properties as well as any and all fees and other compensation payable under this Agreement) and there is no other benefit to the General Partners or their Affiliates arising out of such sale transaction apart from any and all fees and other compensation otherwise permitted under this Agreement.

            (b) The Partnership shall not sell or lease Properties to the General Partners or their Affiliates.

      10.3 Loans.

            (a) The Partnership shall not make any loans to the General Partners or their Affiliates.

            (b) Neither the General Partners nor their Affiliates shall make loans to the Partnership; provided, however, that the General Partners or their Affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by the General Partners or their Affiliates on behalf of the Partnership.

      10.4 No Exclusive Right to Sell. The Partnership shall not give the General Partners or their Affiliates an exclusive right to sell or exclusive employment to sell Properties for the Partnership.

      10.5 Construction and Development of Properties. The General Partners and their Affiliates shall not construct or develop any Properties or render any services for which they will receive compensation from the Partnership in connection with their construction or development of Properties.

      10.6 No Other Compensation. The Partnership shall not pay any commissions, fees, or compensation to the General Partners or their Affiliates, except for those provided for in this Agreement, including Selling Commissions, Organizational and Offering Expenses, Acquisition Expenses, Management Fees, Real Estate Commissions, reimbursement for Operating Expenses, and the General Partners' share of allocations and distributions.



                                ARTICLE ELEVEN

                        MANAGEMENT BY GENERAL PARTNERS

      11.1 Duties of the General Partners. The General Partners shall manage and control the Partnership and its business and affairs, and each of the General Partners shall participate in all decisions made by the General Partners hereunder, and the vote of a majority of the General Partners shall control. The General Partners' obligations shall include the following:

            (a) management of the Partnership affairs;

            (b) fiduciary responsibility (i) for the safekeeping and use of all funds of the Partnership, whether or not in their immediate possession or control, and (ii) for ensuring that Partnership funds and assets are employed for the exclusive benefit of the Partnership or its Partners;

            (c) furnishing Limited Partners with reports and information as specified in Article Sixteen hereof;

            (d) maintenance of records of Partnership assets, including information and reports of architects, appraisers, engineers, attorneys, accountants, or other professionals;

            (e) maintenance of books of account regarding Partnership operations and business affairs;

            (f) keeping all records of the Partnership available for inspection and audit by any Limited Partner or his representative, during normal business hours at the principal place of business of the Partnership and at the expense of the Limited Partner, following reasonable notice to the Partnership; and

            (g) submitting to officials or agencies administering applicable state securities laws information required to be filed with such officials or agencies, including reports and statements required to be distributed to Limited Partners.

      11.2 Rights and Powers. The General Partners shall have all the rights and powers which may be possessed by a general partner under the Act and such rights and powers as are otherwise conferred by law or are necessary, advisable, or convenient to the discharge of their duties under this Agreement and to the management of the business and affairs of the Partnership. Without limiting the generality of the foregoing powers of the General Partners, it is agreed that the General Partners shall have the following rights and powers, which they may exercise on behalf of the Partnership at the cost, expense, and risk of the Partnership, on terms and conditions deemed necessary or appropriate in their discretion:

            (a) to carry out and implement any and all of the purposes of the Partnership set forth in Article Four hereof;

            (b) to employ the funds of the Partnership in the exercise of any rights or powers possessed by the General Partners hereunder, including, without limitation, remitting funds in the Monthly Distribution Account to the Partnership in accordance with the limitations set forth in Articles 9.14(c) and 11.3(j);

            (c) to pay all fees and expenses incurred in the organization of the Partnership and in the offer and sale of the Units;

            (d) to invest such funds as temporarily are not required for Partnership purposes in any short- term, highly liquid investments with appropriate safety of principal;

            (e) to obtain and maintain, at the expense of the Partnership, or in their sole discretion to elect not to obtain, insurance policies covering the property and operations of the Partnership;

            (f) subject to the limitations contained elsewhere in this Agreement, to sell, lease, exchange, or otherwise dispose of all or any portion of the Properties of the Partnership;

            (g) to hire, train, transfer, supervise, and discharge employees of the Partnership and establish the compensation and benefits thereof;

            (h) subject to the limitations contained elsewhere in this Agreement, to delegate, by vote of a majority of the General Partners, any or all of their duties hereunder, and to appoint, employ, or contract with any person, which person shall be under the ultimate supervision of the General Partners;

            (i) to hold Properties in the Partnership name or the name of any of them or in the name of any designee;

            (j) to establish any reserves deemed necessary or advisable by the Partnership;

            (k) to make ministerial amendments to the Agreement and to make any amendments to this Agreement which are approved or authorized in accordance with Article 13.3;

            (l) to admit, in their discretion, one or more additional Limited Partners to the Partnership at any time after the Effective Date and, in accordance with Article 14.6 hereof and without the vote of the Limited Partners, to amend the Agreement to reflect the admission of such person or persons as Limited Partners; and

            (m) to enter into such agreements, contracts, documents, and instruments and perform such acts with respect to all of the foregoing and any matter incident thereto.

      11.3 Limitations on General Partners' Authority. The General Partners shall not:

            (a) do any act in contravention of this Agreement;

            (b) do any act which would make it impossible to carry on the ordinary business of the Partnership;

            (c) possess Properties, or assign the Partnership's rights in any Properties, for other than a Partnership purpose;

            (d) confess a judgment against the Partnership;

            (e) sell or transfer all or substantially all of the Partnership assets without the prior consent of a majority in interest of Limited Partners' Capital;

            (f) admit a person as a General Partner except as provided in this Agreement;

            (g) admit a person as a Limited Partner except as provided in this Agreement;

            (h) contract away the fiduciary duty owed to the Limited Partners under the common law of any applicable jurisdiction;

            (i) cause or permit the Partnership to borrow money, provided that the General Partners or their Affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by the General Partners or their Affiliates on behalf of the Partnership; or

            (j) cause or permit money to be withdrawn from the Monthly Distribution Account, except (i) to make distributions to those Limited Partners who elect to receive distributions of Net Cash Flow on a monthly basis, as described in Article 9.3, or (ii) to remit to the Partnership, from time to time, but in no event prior to the calculation of the Monthly Distribution Fee for the immediately preceding fiscal year, any interest earned on deposits in the Monthly Distribution Account.

      11.4 Nonexclusive Duties.

            (a) The General Partners shall devote such time, effort, and skill as they in their discretion determine may be reasonably required for the conduct of the Partnership's business and affairs, which may be less than full time. The Limited Partners recognize and agree that the General Partners' involvement with the Partnership is not exclusive and that they or the Affiliates of any one of them may perform similar duties for other entities in another business, including the real estate business, some or all of which may compete with the Partnership. The General Partners, however, will not offer or sell interests in any future public investor program that (i) has investment objectives similar to the Partnership and (ii) intends to invest in a diversified portfolio of existing restaurant properties, as well as properties upon which restaurants are to be constructed, to be leased on a "triple net" basis to operators of national and regional fast-food and family-style restaurant chains until the Partnership's offering has been concluded, and the General Partners will not purchase property for any such subsequently formed public investor program until substantially all of the funds of the Partnership have been fully invested or committed for investment. For purposes hereof, Partnership funds will be deemed to have been committed for investment to the extent written agreements in principle or letters of under- standing are executed at any time, which agreements in principle or letters of understanding have not been rescinded, whether or not any such investments are made, and also to the extent any funds have been reserved to make contingent payments in connection with any Property, regardless of whether or not any such payments are made.

            (b) The General Partners and the Affiliates of any of them shall be entitled to engage in any other transactions and possess interests in any other business ventures of any nature or description, independently or with others, whether existing as of the date hereof or hereafter coming into existence, and neither the Partnership nor the Limited Partners shall have any rights in or to any such independent ventures or the income or profits derived therefrom. The Limited Partners recognize and agree that such other business ventures may be in or related to the real estate business and/or the restaurant business and from time to time may compete with the Partnership.

            (c) At all times when the Partnership has funds available for investment, the General Partners first will offer to the Partnership, on the same terms and conditions, any real estate investment in a restaurant that also would be suitable for investment by the Partnership and which the General Partners or their Affiliates (other than a public or private entity with which the General Partners or their Affiliates are affiliated and that has investment objectives similar to those of the Partnership) may be considering for their personal investment. In the event that the Partnership and a public or private entity with which the General Partners or their Affiliates are affiliated have the same investment objectives, and an investment opportunity becomes available which is suitable for both entities and for which both entities have sufficient uninvested funds, then, unless the acquisition of a property by a particular entity will require the preparation of audited financial statements for that property, the entity which has had uninvested funds for the longest period of time will commit to make such investment. (In determining whether or not an investment opportunity is suitable for more than one program, the General Partners and their Affiliates will examine such factors, among others, as the cash requirements of each program, the effect of the acquisition on diversification of each program's investments, the estimated income tax effects of the purchase on each program, the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment.) If the acquisition of a property by a particular entity would require the preparation of audited financial statements, however, the General Partners may cause an affiliated entity to acquire that property. Further, if a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of the General Partners, to be more appropriate for an entity other than the entity which committed to make the investment, the General Partners have the right to cause an affiliated program to make the investment. The General Partners also have agreed not to sell any of the Partnership's Properties contemporaneously with a property owned by another program managed by the General Partners, if the two properties are part of the same restaurant chain and are within a three mile radius of each other unless the General Partners are able to locate a suitable purchaser for each property.

      11.5 Limitation on Liability. No General Partner or Affiliate, as the term Affiliate is defined in Article 19.1, shall be liable to the Partnership or to any Limited Partner for any loss incurred by the Partnership which as out of any action or inaction of a General Partner or Affiliate, if the General Partner or Affiliate acted within the scope of the General Partners' authority and, in good faith, determined that such course of conduct was in the best interests of the Partnership, and such course of conduct did not constitute negligence, misconduct, or breach of fiduciary duty to the Limited Partners.



                                ARTICLE TWELVE

                  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

      Limited Partners shall have the following rights and obligations.

      12.1 Liabilities. Except as otherwise provided in this Article 12.1 or under applicable law, no Limited Partner shall be personally liable for any of the debts of the Partnership or any of the losses thereof beyond the amount of his Capital Contribution and the share of undistributed profits of the Partnership attributable to such Limited Partner. The Limited Partners may be additionally liable under applicable partnership law to:

            (a) return any cash wrongfully distributed which represents a return of a Capital Contribution, together with interest thereon, for a period of six (6) years thereafter; and

            (b) repay any cash distributions which represent a return of a Capital Contribution, together with interest thereon, pro rata in accordance with their Partnership Interests, for a period of one (1) year after the date of such distribution, to the extent required to discharge liabilities of the Partnership to creditors who extended credit or whose claims arose during the period the returned Capital Contribution was held by the Partnership.

Limited Partners also may be liable for the general obligations of the Partnership if they are found, under applicable law, to have participated in the management and control of the Partnership.

      12.2 Management. No Limited Partner, as such, shall take part in the management of the business or transact any business for the Partnership. All management responsibility is vested in the General Partners.

      12.3 Authority. No Limited Partner, as such, shall have the power to sign for or to bind the Partnership. All authority to act on behalf of the Partnership is vested in the General Partners.

      12.4 Rights. A Limited Partner shall have the right to:

            (a) have the Partnership books and records maintained pursuant to Article Sixteen, and this Agreement, kept at the principal office of the Partnership or at an office designated by the General Partners through written notice to the Limited Partners and, following reasonable prior notice, at all times during regular business hours to inspect and copy any of them;

            (b) have on demand, at his own expense and for any purpose reasonably related to his Partnership Interest, true and full information regarding the state of the business and financial condition of the Partnership, and other information regarding Partnership affairs whenever circumstances render it just and reasonable, as well as copies of the Partnership's federal, state, and local income tax returns for each fiscal year of the Partnership;

            (c) have on demand, at his own expense, by mail, a copy of the names, addresses, and Capital Contributions of all Limited Partners if the requesting Limited Partner confirms that the names of the Limited Partners and other information provided by the list will be held in strictest confidence and that no distribution of the list will be made; provided, however that the confidentiality provisions of this sub-paragraph (c) will not apply to any Limited Partner resident in Minnesota and Massachusetts;

            (d) approve or disapprove a Liquidating Sale by a vote of a majority in interest of Limited Partners' Capital;

            (e) propose and vote on certain amendments to this Agreement, as provided in Article Thirteen;

            (f) remove any one or more of the General Partners and elect one or more substitute General Partners, as provided in Article Fifteen;

            (g) have dissolution and winding up by decree of court as provided in Articles Seventeen and Eighteen;

            (h) upon sixty (60) days' notice to the General Partners, terminate by vote of a majority in interest of Limited Partners' Capital any contract between the Partnership and the General Partners or their Affiliates pursuant to which the General Partners or their Affiliates are to receive compensation from the Partnership for services rendered or goods sold or leased to the Partnership; and

            (i) with the consent of the General Partners, modify by vote of a majority in interest of Limited Partners' Capital any contract between the Partnership or their Affiliates pursuant to which the General Partners or their Affiliates are to receive compensation from the Partnership for services rendered or goods sold or leased to the Partnership.



                               ARTICLE THIRTEEN

                 VOTING RIGHTS AND MEETINGS OF THE PARTNERSHIP

      13.1 Voting Rights. Except as otherwise expressly provided in this Agreement, a Limited Partner shall have no right to vote upon any matter affecting the Partnership. Votes may be cast on any matter submitted for consideration at a duly called meeting of the Partnership, or without a meeting upon call of the General Partners or written request (stating the purpose of such vote) of the Limited Partners holding ten percent (10%) or more of the Limited Partners' Capital. Within twenty (20) days after receipt of such a request, the General Partners (i) shall provide all Limited Partners with appropriate ballots, which ballots shall include a verbatim statement of the wording of any resolution proposed for adoption by any Limited Partner requesting a vote on such resolution, and (ii) shall specify a time not less than fifteen (15) nor more than sixty (60) days after receipt of such request by which such ballots shall be returned. Notwithstanding anything contained herein to the contrary, at any time that the General Partners collectively own, in their capacities as Limited Partners, five percent (5%) or more of the Limited Partners' Capital, the General Partners shall not have the right to vote the Partnership Interests held by them in their capacities as Limited Partners on any of the following issues: (i) termination of the Partnership;
(ii) cancellation or other termination of contracts between the Partnership and Affiliates; or (iii) removal of a General Partner.

      13.2 Meetings of the Partnership. Meetings of the Partnership may be called by the General Partners, or by written request (stating the purpose of such meeting) of Limited Partners holding ten percent (10%) or more of the Limited Partners' Capital. Within ten (10) days after receipt of such request, the General Partners shall provide all Limited Partners with written notice of a meeting to be held not less than fifteen (15) nor more than sixty
(60) days after receipt of such written request, which notice (i) shall specify the time and place of such meeting, (ii) shall contain a detailed statement of each matter to be acted on at such meeting, (iii) shall include a verbatim statement of the wording of any resolution proposed for adoption by any Limited Partner calling such meeting, and (iv) shall include proxies or written consents which specify a choice between approval or disapproval of each matter to be acted upon at such meeting. Meetings of the Partnership shall be held at such location as shall be specified by the General Partners. Voting by proxy shall be permitted. A majority of the Limited Partners' Capital entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the Partnership.

      13.3 Amendment of Agreement.

            (a) Amendments to this Agreement may be proposed by the General Partners or by Limited Partners owning not less than ten percent (10%) in interest of the Limited Partners' Capital. The General Partners shall have the right, without first proposing such amendment to the Limited Partners and without notice to, or the vote or consent of, the Limited Partners, to amend the Agreement to reflect a ministerial amendment pursuant to Article 11.2(k), to reflect the transfer of Partnership Interests pursuant to Article 14.3, or to reflect the admission of additional Limited Partners pursuant to Article 14.6. Proposed amendments, subject to the conditions set forth in this Article Thirteen, may concern any Article in this Agreement, including, but not limited to (i) removal of any one or more of the General Partners and election of one or more substitute General Partners and (ii) termination of the Partnership.

            (b) Following any proposal of an amendment, other than a ministerial amendment to be made pursuant to Article 11.2(k), or an amendment to be made pursuant to Articles 14.3 or 14.6, the General Partners, within fifteen (15) days after receipt, shall submit to all Limited Partners a verbatim statement of the proposed amendment. The General Partners shall include in such submission an opinion of counsel to the General Partners concerning whether the proposed amendment would result in changing the Partnership to a general partnership, changing the liability of the General Partners or the Limited Partners, or allowing the Limited Partners to take part in the control or management of the Partnership. The General Partners also may include in said submission their recommendation as to the proposed amendment. In the case of any proposed amendment that would affect the allocations or distributions provided for in Articles Nine or Eighteen hereof or would amend Article 7.9(c) hereof, the General Partners shall include in said submission the written advice of counsel experienced in federal income tax matters as to the effect, if any, which such amendment would have on such allocations and distributions and on the bases of the Limited Partners' Partnership Interests. Any Limited Partner, at his sole expense, may include an opinion of counsel experienced in matters under the Act concerning the effect of the proposed amendment. Except as other vise provided in Articles 13.3(a) or 13.3(d) hereof, all proposed amendments, whether proposed by the General Partners or by Limited Partners, shall be submitted to Limited Partners for a vote, and the affirmative vote of holders of a majority in interest of Limited Partners' Capital (or such greater majority as may be required by Article 13.3(e)) shall be required to approve any such amendment. The General Partners may seek the written vote of the Limited Partners as provided in Article 13.1 hereof or may call a meeting as provided in
      Article 13.2 thereof.

            (c) Notwithstanding the provisions of Article 13.3(a), no such amendment shall alter the allocations specified in Articles Nine and Eighteen hereof, alter the Capital Contributions of the Partners, or otherwise materially adversely affect the interests of the Limited Partners without the specific written consent of each Limited Partner adversely affected thereby; provided, however, that Articles 13.3(d) and
      14.6 shall control in all events.

            (d) Notwithstanding any provision of Article 13.3(c) or any other provision of this Agreement to the contrary, the General Partners are authorized and directed to allocate Net Income, Net Loss, Gain, and Loss arising in any year differently than otherwise provided for in this Agreement to the extent that the General Partners determine that allocating income, gain, loss, deduction, or credit (or item thereof) in the manner provided for in this Agreement would not be permitted under section 704(b) of the Code and Treasury regulations promulgated thereunder. Any such allocation (hereinafter referred to as the "New Allocation") shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Limited Partner shall be required. In making a New Allocation, the General Partners are authorized to act only after having been advised by the Partnership's counsel that the existing allocations are not or may not be permissible under section 704(b) of the Code and Treasury regulations promulgated thereunder. The General Partners shall use their best efforts to cause the New Allocations to resemble in all material ways and to the maximum extent possible the allocations contained in this Agreement as originally adopted; the General Partners, however, make absolutely no warranties in this regard. No New Allocation, and no choice by the General Partners among possible alternative New Allocations, shall give rise to any claim or cause of action by any Limited Partner against any party, including, but not limited to, the General Partners, the Partnership's counsel, or any individual related thereto.

            (e) This Article 13.3 may not be amended without the unanimous written consent of all Partners, and no provision of this Agreement requiring the consent of greater than a majority in interest of the Limited Partners' Capital may be amended without the same consent of the Limited Partners' Capital as is required in the provision to be amended.



                               ARTICLE FOURTEEN

              RESTRICTIONS ON TRANSFER OF INTEREST IN PARTNERSHIP

      14.1 Representations of Limited Partners. Each Limited Partner acknowledges that he is fully aware that the Partnership is selling the Units in reliance upon the truth and accuracy of the representations of each Limited Partner contained in this Agreement and in such Limited Partner's Subscription Agreement.

      14.2 Transfer of Limited Partners' Partnership Interests. Subject to compliance with applicable state and federal securities laws and the conditions on transfer set forth in this Article Fourteen, a Limited Partner shall have the right to sell, assign, transfer, encumber, pledge, convey, hypothecate, or otherwise transfer or dispose (which actions are collectively referred to in this Article Fourteen as a "transfer") of all or any part of his Partnership Interest. Transfers may be made only with the consent of the General Partners, which consent may be granted or withheld at the sole discretion of the General Partners. Any such transfer also shall comply with the following conditions:

            (a) No transfers will be permitted if counsel for the Partnership or the General Partners is of the view that there is a substantial risk that (i) such transfers would result in the Partnership being considered to have terminated within the meaning of Section 708 of the Code or (ii) such transfers would cause the Partnership to be treated as a corporation or as a publicly traded partnership for purposes of Sections 7704, 469(k), and 512(c) of the Code.

            (b) In no event shall Units be transferred to a minor or an incompetent except by will or intestate succession.

            (c) No transfer after which the transferor or the transferee will hold an interest representing a Capital Contribution of less than $2,500 ($1,000, or such greater amounts as may be required by applicable state law, in the case of transfers by an Individual Retirement Account, Keogh or pension plan), will be recognized for any purpose.

      14.3 Effect of Transfer.

            (a) No transfer will be binding upon the Partnership or the Partners until (i) the provisions of Article 14.2 have been met; and
      (ii) there shall have been filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such transfer, signed by both the transferor and the transferee, with such instrument evidencing the written acceptance by the transferee of all of the terms and provisions of this Agreement and containing a representation by the transferor that such transfer was made in accordance with all applicable laws and regulations.

            (b) All transfers of a Limited Partner's Partnership Interest shall entitle the transferee only to receive the economic interest to which the transferring Limited Partner otherwise would be entitled. Notwithstanding anything herein to the contrary, the General Partners shall have the absolute right to prohibit the transfer of a Limited Partner's economic interest if, in the opinion of counsel for the Partnership, there is a substantial risk that such transfers would cause the Partnership to be treated as a corporation or as a publicly traded partnership for purposes of sections 7704, 469(k), and 512(c) of the Code. A transferee shall become a Substituted Limited Partner only with the written consent of the General Partners following compliance with the conditions set forth in this Article 14.3 and in Article 14.2 hereof. The Substituted Limited Partner also shall be required to (i) execute and acknowledge such instruments as the General Partners deem necessary or advisable to effect the admission of such person as a Substituted Limited Partner and (ii) pay all reasonable expenses incurred by the Partnership in connection with such person's admission as a Substituted Limited Partner (not to exceed $100).

            (c) All transfers made in compliance with Articles 14.2 and 14.3 hereof shall be effective as of the close of business on the last day of the calendar month in which the provisions of Article 14.3 relating to the transfer occurred, or, at the General Partners' election, at 7:00 o'clock a.m., Orlando, Florida time, on the following day. Each Partner agrees to execute such certificates and other documents and perform such acts as may be requested by the General Partners in connection with such transfer. The General Partners shall be required to amend this Agreement at least once each calendar quarter to reflect the substitution of Limited Partners. Until this Agreement is so amended (which amendment may consist solely of amending and updating Schedule A hereto), an assignee shall not become a Substituted Limited Partner. The date on Schedule A shall be the date on which the transfer is effective. The General Partners are not required to file any such amendment to this Agreement with the State of Florida. Any Substituted Limited Partner so admitted to the Partnership will succeed to all the rights and be subject to all the obligations of the transferring Limited Partner with respect to the Partnership Interest as to which such Limited Partner was substituted. The Limited Partners hereby consent to the substitution as a Limited Partner of any individual or entity approved by the General Partners.

      14.4 Liability of Transferring Limited Partner. Any Limited Partner who shall transfer all of his Partnership Interest shall cease to be a Limited Partner of the Partnership, except that unless and until a Substituted Limited Partner is admitted in his stead, such transferring Limited Partner shall retain the statutory rights of an assignor of a limited partnership interest under the Act. No substitution of an assignee as a Limited Partner shall operate to relieve the assignor of the liabilities imposed under the Act or of his duties and obligations hereunder, unless the General Partners agree in writing to release such Limited Partner.

      14.5 Record Owner of Partnership Interest. Notwithstanding anything contained in this Agreement to the contrary, both the Partnership and the General Partners shall be entitled to prohibit the transfer of a Limited Partner's economic interest in the Partnership in accordance with Article 14.3(b) hereof and to treat the transferor of any Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made to such transferor (i) if, in the view of counsel for the Partnership, there is a substantial risk that such transfer, or the recognition of such transfer of the economic interest, would cause the Partnership to be treated as a corporation or as a publicly traded partnership for purposes of sections 7704, 469(k), and 512(c) of the Code and
(ii) in all events, until such time as the above-referenced written instrument of transfer has been received by, approved, and recorded on the books of, the Partnership.

      14.6 Admission of Additional Limited Partners. The General Partners are authorized, in their sole discretion and without the approval of any of the Limited Partners, to admit from time to time as additional Limited Partners such persons or entities who subscribe for Units during the period in which Units are offered for sale to the public as described in the Prospectus. Each such person or entity may apply for admission by completing, executing and delivering to the General Partners (i) a form of subscription agreement required by the General Partners which shall include, and constitute, an agreement by such person or entity to be bound by this Agreement and to become a Limited Partner, (ii) the required per Unit Capital Contribution, and (iii) such other documents as may be required by the General Partners. Admission of an additional Limited Partner will become effective upon an amendment to Schedule A of this Agreement reflecting such admission. The recordation of such amendment with the State of Florida is not required. The admission of an additional Limited Partner therefore will be effective as of the date indicated on Schedule A to this Agreement.

      14.7 Death, Incompetency, or Dissolution of a Limited Partner. The death, legal incompetency, bankruptcy, or dissolution of a Limited Partner shall not dissolve the Partnership. The rights and obligations of such Limited Partner to share in the Net Income, Net Loss, Net Cash Flow, Gain, and Loss of the Partnership, to receive distributions of Partnership funds and to transfer his Partnership Interest pursuant to this Article Fourteen, upon the happening of such an event, shall devolve upon such Limited Partner's legal representative or successor in interest, as the case may be, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. Upon the death of a Limited Partner, his legal representative shall have all the other rights of a Limited Partner solely for the purpose of settling his estate. In no event, however, may such estate, legal representative, or other successor in interest become a Substituted Limited Partner except in accordance with Articles 14.2 and 14.3 hereof. Each Limited Partner's estate or other successor in interest shall be liable for all the obligations and liabilities of such Limited Partner.



                                ARTICLE FIFTEEN

             ADDITION, REMOVAL OR WITHDRAWAL OF A GENERAL PARTNER

      15.1 Additional General Partners. The General Partners may at any time designate one or more additional general partners whose Partnership Interests shall be such as shall be agreed upon by the General Partners and such additional general partners, provided that the Partnership Interests of the Limited Partners shall not be affected thereby.

      15.2 Removal and Election of General Partners.

            (a) Notwithstanding anything else herein contained, any General Partner may be removed and a new General Partner may be elected as a substitute General Partner in the place of such removed General Partner by the vote of a majority in interest of the Limited Partners' Capital.

            (b) Written notice of the removal of a General Partner shall be served upon such General Partner, either by certified or registered mail, return receipt requested, or by personal service. Such notice shall set forth the reasons for the removal and the date upon which the removal is to become effective. Notwithstanding the foregoing sentence, any removal of the last remaining General Partner shall be effective only on the earlier of (i) such date as a substituted General Partner shall have been admitted to the Partnership pursuant to Section 15.4 hereof or (ii) a date ninety (90) days after the date on which the required majority in interest of the Limited Partners' Capital shall have voted for such removal of the General Partner. Upon the effective date of the removal of a General Partner, he or it shall cease to be a General Partner, and any loans made by such General Partner or his or its Affiliates to the Partnership in accordance with the provisions hereof shall be repaid as expeditiously as possible.

            (c) In the event a General Partner is removed and the remaining General Partner or General Partners agree to continue the business of the Partnership pursuant to Article 17.2, or if the business of the Partnership is continued pursuant to Article 17.2 in the event of the removal of the last remaining General Partner, then (i) the Partnership shall purchase the General Partner's Partnership Interest at a price determined in accordance with Article 15.5 hereof, and (ii) if no substituted General Partner is elected in the place of any removed General Partner, those persons or entities who are General Partners following such removal shall use their best efforts to release such removed General Partner (and his or its Affiliates, if applicable) from personal liability on any existing or future Partnership borrowing.

      15.3 Death, Incompetency, Bankruptcy, Dissolution, or Withdrawal of a General Partner.

            (a) Subject to the provisions of Articles 17.1(e) and 17.2 hereof, the death, incompetency, bankruptcy or dissolution of a General Partner shall dissolve the Partnership. In the event that, following the death, incompetency, bankruptcy or dissolution of a General Partner, the remaining General Partner or General Partners (if any) agree to continue the business of the Partnership pursuant to Article 17.2, or if the business of the Partnership is otherwise continued pursuant to Article 17.2, the Partnership shall have the obligation, in accordance with
      Article 17.2, to purchase the Partnership Interest of such General Partner at a purchase price determined in accordance with Article 15.5 hereof.

            (b) A General Partner may withdraw, whether through resignation or otherwise, or transfer all of his General Partner's Partnership Interest at any time provided that he shall give at least sixty (60) days' prior written notice to the Limited Partners of such resignation, and such withdrawal shall become effective at the expiration of such sixty-day period; provided, however, that a majority in interest of Limited Partners' Capital must consent in writing to such withdrawal, resignation, or transfer if, as a result of such withdrawal, resignation, or transfer (i) the remaining General Partners would have less than two years of relevant real estate experience, (ii) the remaining General Partners or any Affiliate thereof that will continue to provide services to the Partnership after such withdrawal, resignation, or transfer, would have less than four years of relevant experience in the type of service being rendered, (iii) the remaining General Partners would have an aggregate net worth of less than $1,000,000 (exclusive of home, furnishings, and personal automobiles), or (iv) counsel for the Partnership is of the view that such withdrawal would result in the dissolution of the Partnership for purposes of state law or the loss of partnership status for federal income tax purposes. Notwithstanding the foregoing, the last remaining General Partner may withdraw or transfer all of such General Partner's Partnership Interest only if (i) such General Partner shall give the notice specified in the foregoing sentence, (ii) in such notice, such General Partner shall nominate as a substituted General Partner a willing person or entity that, in such General Partner's reasonable discretion, meets the requirements for qualification of the Partnership as a partnership for federal income tax purposes, and (iii) a majority in interest of Limited Partners' Capital shall consent in writing to such withdrawal, resignation, or transfer. Such General Partner, concurrently with the request for such consent, shall identify to the Limited Partners the interest to be transferred, the date of the transfer, the proposed transferee, and the proposed substituted General Partner, if any, who, in such General Partner's reasonable discretion, shall meet the requirements for qualification of the Partnership as a partnership for federal income tax purposes. If the Limited Partners consent to a transfer of such General Partner's Partnership Interest by the requisite majority, the nominated substituted General Partner shall seek admission to the Partnership in accordance with the provisions of Article 15.4 hereof prior to the withdrawal of such General Partner, and the withdrawal, resignation, or transfer by such General Partner shall become effective only upon the admission of a substituted General Partner or the expiration of ninety (90) days following such withdrawal, resignation, or transfer. The substituted General Partner shall purchase such withdrawing, transferring, or resigning General Partner's Partnership Interest at such price as the substituted General Partner and such withdrawing, transferring, or resigning General Partner shall agree upon or, if they cannot so agree, at a price determined in accordance with Article 15.5 hereof. Notwithstanding anything else herein contained, no person or entity shall be admitted as a substituted General Partner until the full purchase price for the Partnership Interest of such withdrawing, transferring, or resigning General Partner has been paid in full or arrangements satisfactory to such withdrawing, transferring, or resigning General Partner for full payment have been made. Upon the effective date of the withdrawal or resignation of any General Partner, or the transfer of his Partnership Interest, he shall cease to be a General Partner of the Partnership.

      15.4 Admission of Substituted General Partner. No person or entity shall be admitted as a substituted General Partner unless all of the following conditions are met or, by unanimous agreement of the Limited Partners, waived:

            (a) such person or entity agrees in writing to accept the responsibilities of the removed General Partner and, unless waived by the removed General Partner, makes arrangements or causes the Partnership to make arrangements (i) to release such General Partner (and his Affiliates, if applicable) from personal liability on any existing or future Partnership borrowing and to indemnify such General Partner and his or its Affiliates against all other liabilities of the Partnership, fixed, contingent, or otherwise, except liabilities for which the General Partners may not be indemnified by the Partnership under Article Nineteen, or (ii) to indemnify such General Partner and his or its Affiliates against all liabilities of the Partnership, fixed, contingent, or otherwise (including any existing or future Partnership borrowing), except such liabilities for which the General Partners may not be indemnified by the Partnership under Article Nineteen:

            (b) such person or entity agrees in writing to become a substituted General Partner;

            (c) counsel for the Partnership renders an opinion that such admission is in conformity with the Act and will not cause a termination or dissolution of the Partnership or cause it to be classified other than as a partnership for federal income tax purposes;

            (d) a majority in interest of Limited Partners' Capital consent to the admission of such person as a substituted General Partner; and

            (e) such person or entity executes and acknowledges such instruments as may be necessary or advisable to effect the admission of such person or entity as a substituted General Partner, including, without limitation, the written acceptance and adoption by such person of the provisions of this Agreement and the filing of an amendment to this Agreement evidencing such admission.

Upon satisfaction or waiver of the foregoing conditions, this Agreement shall be amended in accordance with the Act, and all other steps shall be taken as are reasonably necessary to effect the admission of the substituted General Partner.

      15.5 Purchase Price of a General Partner's Interest.

            (a) In the event that a General Partner's Partnership Interest is purchased pursuant to Articles 15.2(c) or 15.3(a), or pursuant to 15.3(b) if a purchase price cannot be agreed upon, the purchase price shall be based upon an appraisal performed as set forth in this Article
      15.5 and shall be equal to the fair market value of the distribution of Partnership funds to which such General Partner would have been entitled if the Partnership were dissolved and wound up pursuant to Article Eighteen hereof on the effective date of the dissolution and its assets sold on such date without compulsion of the Partnership to do so.

            (b) The Partnership (or the substituted General Partner in the event of a purchase pursuant to Article 15.3(b) hereof) and the General Partner whose Partnership Interest is being purchased (or the legal representative of such General Partner) each shall select an appraiser which is not an Affiliate of the Partnership or such General Partner to perform the appraisal. If such General Partner (or such General Partner's legal representative) and the Partnership (or the substituted General Partner in the event of a purchase pursuant to Article 15.3(b) hereof) cannot agree upon such an appraiser, then each shall appoint one appraiser. If the two appraisers so appointed cannot agree on a purchase price, the two appraisers shall select a third appraiser, or if the first two appraisers are unable to agree upon a third appraiser, such third appraiser shall be selected by the American Arbitration Association or by a similar impartial person or entity mutually agreed upon by such General Partner and the Partnership. The third appraiser shall submit a written report on the value of such General Partner's Partnership Interest. If the value arrived at by the third appraiser is between the values arrived at by the first two appraisers, the report of the third appraiser shall govern. If the value arrived at by the third appraiser is higher than the value arrived at by the first two appraisers, the report of the higher of the first two appraisers shall govern. If the value arrived at by the third appraiser is lower than the value arrived at by the first two appraisers, the report of the lower of the first two appraisers shall govern. The costs of the appraisals shall be borne equally by such General Partner (or such General Partner's legal representative) and the Partnership.

            (c) In the event that a General Partner's Partnership Interest is purchased pursuant to Article 15.2(c) or 15.3(a), the purchase price of such General Partner's Partnership Interest shall be paid by the Partnership giving such General Partner (or such General Partner's legal representative) a non interest-bearing, unsecured promissory note evidencing such purchase price payable only from Net Cash Flow otherwise payable to the General Partners pursuant to Article Nine hereof or, as the case may be, from assets available for payment of Partnership liabilities upon dissolution and liquidation pursuant to Articles Seventeen and Eighteen hereof.



                                ARTICLE SIXTEEN

                      REPORTS, ACCOUNTING AND TAX MATTERS

      16.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

      16.2 Books of Account and Accounting. The General Partners shall maintain or cause to be maintained, full, complete, accurate, and proper books of account and records of the Partnership's operations. The General Partners also shall maintain, or cause to be maintained, the following records:

            (a) A current list of the full names and last-known business addresses of all Partners, separately identifying in alphabetical order the General Partners and the Limited Partners;

            (b) A copy of the Partnership's Certificate of Limited Partnership and all certificates or amendments thereto, together with executed copies of any powers of attorney pursuant to which any such Certificate was executed;

            (c) Copies of the Partnership's federal, state, and local income tax returns and reports, if any, for the three (3) most recent years; and

            (d) Copies of the Agreement, as amended, and of all of the Partnership's financial statements, if any, for the three (3) most recent years.

The Partnership's books and records shall be maintained at the principal office of the Partnership or at an office designated by the General Partners through written notice to the Limited Partners, and each Partner or his representative, upon reasonable prior notice, shall have access thereto during regular business hours.

      16.3 Reports to the Limited Partners.

            (a) An annual report, examined and reported on by independent certified public accountants, will be furnished to Limited Partners within one hundred twenty (120) days following the close of each fiscal year. The annual report will contain an audited balance sheet, statement of operations, statement of Partners' equity, statement of changes in financial position or equivalent, an unaudited cash flow statement, and a report of the activities of the Partnership during the relevant period. The annual report also will contain a complete statement of distributions to Partners and of any transactions with the General Partners or their Affiliates, as well as a summary of compensation and fees paid or payable to the General Partners and their Affiliates (including reimbursable expenses).

            (b) Within sixty (60) days after the end of each fiscal quarter in which the General Partners or their Affiliates received fees or other compensation from the Partnership, Limited Partners will be furnished with a detailed statement setting forth the services rendered or to be rendered by the General Partners or their Affiliates for the Partnership and the fees or compensation received therefor.

            (c) Information necessary for the preparation of federal income tax returns will be furnished to Limited Partners within seventy-five
      (75) days following the close of each fiscal year.

            (d) Within seventy-five (75) days following the close of each fiscal year, each Limited Partner will be furnished with an annual statement of Unit valuation to enable Limited Partners subject to annual reporting requirements under ERISA to file such annual reports as they relate to their Partnership investment. The statement will report an estimated value of each Unit based on the amount Limited Partners would receive if the Properties were sold at their appraised values as of the close of the fiscal year, and if such proceeds and any other funds of the Partnership were distributed in a liquidation of the Partnership as described in the Prospectus. For Properties acquired during the fiscal year, an appraisal will not be obtained as of the end of such fiscal year if the Partnership obtained an appraisal within a nine-month period prior to the close of such fiscal year. Limited Partners will not receive copies of appraisals. For the first three annual valuation reports to Limited Partners after the termination of the offering, the General Partners will value all Properties at cost and report the net asset value per each Unit at $500. In providing such reports to the Limited Partners, the Partnership and the General Partners and their Affiliates do not thereby make any warranty, guarantee, or representation that (i) the Limited Partners or the Partnership, upon liquidation, actually will realize the estimated value per Unit, or (ii) the Limited Partners will realize the estimated net asset value if they attempt to sell their Units.

            (e) If the Partnership is required by the Securities Exchange Act of 1934, as amended, to file quarterly reports with the Securities and Exchange Commission, Limited Partners, within sixty (60) days after the end of each fiscal quarter, will be furnished with a summary of the information contained in such report. Such summary information generally will include a balance sheet, a quarterly statement of income and cash flow, and any other pertinent information regarding the Partnership and its activities during the quarter. Limited Partners also may receive a copy of any Form 10-Q required to be filed by the Partnership under the Securities Exchange Act of 1934 upon request to the Partnership. If the Partnership is not subject to this filing requirement, Limited Partners will be furnished with a semi-annual report within sixty (60) days after the end of each six (6) month period containing information similar to that contained in the quarterly report but applicable to such six (6) month period.

            (f) Until such time as all of the Limited Partners' Capital remaining after payment of the amounts specified in Articles 7.2, 7.3, 7.4, and 7.5 and creation of reserves as provided in Article 7.6 is used to acquire Properties as provided in Article 7.7 or is returned to investors as provided in Article 7.8, special reports will be furnished to the Limited Partners on a quarterly basis, which shall contain the following information: (i) the location and a description of the general character of all Properties which the Partnership acquired during such quarter or which the Partnership intends to acquire during the following quarter, (ii) the present or proposed use of such Properties, their suitability and adequacy for such uses, (iii) the material terms of any leases affecting such Properties, (iv) the method of financing such Properties, and (v) a statement that title insurance has been or will be obtained on all Properties acquired or to be acquired. The Partnership may incorporate the information contained in such reports into any of the reports furnished to the Limited Partners pursuant to this Article 16.3.

            (g) Within sixty (60) days after the end of each fiscal quarter in which Limited Partners have received distributions from the Partnership, each Limited Partner who is at that time a resident of the State of New York will be furnished with the information required by New York Form SD-1 or any successor form.

            (h) Financial information contained in all reports to Limited Partners will be prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. If such information differs from the information furnished to Limited Partners for tax purposes, the two set of information will be reconciled.

      16.4 Tax Returns. The General Partners shall use their best efforts to cause the Partnership to file on a timely basis all federal, state, and local tax and information returns required of the Partnership and, on behalf of the Limited Partners, shall make such elections and determinations as are provided for herein or as they otherwise in their sole discretion deem appropriate. Such returns shall be prepared on the accrual basis of accounting.

      16.5 Tax Matters. Upon the transfer of a Partnership Interest, the Partnership will consider, upon any Partner's request, an election to cause the basis of the Partnership property to be adjusted for federal income tax purposes, as provided in Section 754 of the Code. Robert A. Bourne, or his successor, is hereby designated as the "Tax Matters Partner" in accordance with Section 6231(a)(7) of the Code and, in connection therewith and in addition to all other powers given thereunto, shall have all other powers necessary or appropriate to fully perform such role, including without limitation the power to retain all attorneys and accountants of his choice and the right to settle any audits without the consent of the Limited Partners. This designation is hereby expressly consented to by each Limited Partner as an express condition to becoming a Limited Partner.



                               ARTICLE SEVENTEEN

                        DISSOLUTION OF THE PARTNERSHIP

      17.1 Events of Dissolution. The Partnership shall dissolve upon the first to occur of:

            (a) the expiration of the term of the Partnership;

            (b) the vote of a majority in interest of the Limited Partners' Capital that the Partnership shall dissolve;

            (c) the Sale or other disposition in a single Sale, or in a series of Sales within a period of twelve (12) consecutive months, of all or substantially all of the Partnership's assets (as defined in Article 1.24), other than a transfer thereof as security for indebtedness of the Partnership;

            (d) the removal of any General Partner pursuant to Article 15.2 hereof or the withdrawal or resignation of any General Partner pursuant to Article 15.3, subject in each case to the provisions of Article 17.2 hereof;

            (e) the bankruptcy, death, dissolution, or adjudication of incompetency of any General Partner, in each case subject to the provisions of Article 17.2, and further provided that for purposes of this Article 17.1(e), the term "dissolution" shall not include the merger, consolidation or recapitalization of any corporate General Partner; or

            (f) any other event causing the &dissolution of the Partnership under the Act.

      17.2 Reformation. Notwithstanding Article 17.1, in the event of a dissolution pursuant to Article 17.1(d) or 17.1(e) above, the Partnership shall not be dissolved if either of the following conditions is met: (i) all the remaining General Partners agree to continue the business of the Partnership or (ii) in the event there are no General Partners remaining at such time, then if all of the Limited Partners agree to continue the business of the Partnership on the same terms and conditions as are contained herein and, by vote of a majority in interest of Limited Partners' Capital, elect a substituted General Partner admitted pursuant to Article 15.4 hereof within ninety (90) days following the occurrence of one of the events specified in
Article 17.1(d) or 17.1(e). If either of the foregoing conditions are met, then the provisions of Article Eighteen hereof shall not apply, the Partnership shall continue its business without dissolving, and the interest in the Partnership of the General Partner to whom one of the events specified in Article 17.1(d) or 17.1(e) applies shall be purchased by the Partnership. In the event of such reformation, all of the assets and liabilities of the Partnership shall be contributed to the new partnership which shall be formed and all parties to this Agreement shall become partners in such new partnership and, unless otherwise agreed to by unanimous vote of the Limited Partners, this Agreement, as it may from time to time be amended, shall continue as the Limited Partnership Agreement of such new partnership.



                                 ARTICLE EIGHT

                           WINDING UP OF PARTNERSHIP

      18.1 Liquidation of Assets. The Partnership shall not terminate upon a dissolution, but shall cease to engage in further business except to the extent necessary to wind up its affairs, perform existing contracts, and preserve the value of its assets. The General Partners or a liquidation trustee appointed by the General Partners or, if there is no General Partner, a liquidation trustee selected by a majority in interest of Limited Partners' Capital (the "Liquidation Trustee") shall take full account of the Partnership's assets and liabilities, file all certificates and notices of dissolution as are required by law, wind up its affairs, and liquidate the Partnership's assets as promptly as is consistent with obtaining the fair value thereof. The General Partners or the Liquidation Trustee, as the case may be, shall have full power and authority to:

            (a) sell or otherwise dispose of, at such prices and upon such terms as they or it in their or its sole discretion may deem appropriate, all of the Partnership's assets; and

            (b) as promptly as possible after such liquidation, effect a distribution of the assets of the Partnership in cash as set forth in
      Article 18.2.

During the course of winding up, the Partners shall continue to share in Net Income, Net Loss, Net Cash Flow, Gain, and Loss as provided in this Agreement, and all of the provisions of this Agreement shall continue to bind the parties and apply to the activities of the Partnership except as specifically provided to the contrary, but there shall be no distributions to the Partners except pursuant to this Article Eighteen.

      18.2 Distributions. Distribution of the proceeds of liquidation pursuant to Article 18.1 hereof, any Net Sales Proceeds from a Liquidating Sale, and the cash assets of the Partnership following a dissolution, subject to Article 8.3, shall be made in the following order of priority:

            (a) first, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than Partners;

            (b) second, to the establishment of any reserves which the General Partners or the Liquidation Trustee, as the case may be, may deem necessary for any anticipated, contingent, or unforeseen liabilities or obligations of the Partnership arising out of the conduct of its business, which reserves will be held in escrow until the expiration of such period of time as the General Partners or the Liquidation Trustee, as the case may be, shall deem advisable, at which time any balance of any such reserves not required to discharge such liabilities or obligations shall be distributed as provided in subsections (c) and (d) below;

            (c) third, to the payment and discharge of all of the Partnership's debts and liabilities, if any, to the Partners (other than in respect of their Partnership Interests);

            (d) fourth, after allocations of (i) Net Income or Net Loss, if any, have been made pursuant to Article 9.2(a) hereof and (ii) Gain or Loss have been made pursuant to Articles 9.2(b) or 9.2(c) hereof, to the Partners with positive Capital Account balances, in proportion to such balances, up to amounts sufficient to reduce such positive balances to zero; and

            (e) thereafter, any funds then remaining shall be distributed 95% to the Limited Partners and 5% to the General Partners.

      18.3 Distribution in Kind. The Partnership shall not make any distribution in kind of tangible or intangible assets.

      18.4 Time for Orderly Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the General Partners or the Liquidation Trustee, as the case may be, to minimize the normal losses attendant upon such liquidation.

      18.5 Indebtedness of Partners. Notwithstanding the foregoing, if any Partner shall be indebted to the Partnership, then until payment of such amount by him, the General Partners or the Liquidation Trustee, as the case may be, shall retain such Partner's distributive share of the assets and apply such assets or the income therefrom to the liquidation of such indebtedness and the cost of holding such assets during the period of such liquidation. If such amount has not been paid or otherwise liquidated at the expiration of six months after the statement required by the first sentence of Article 18.7 hereof has been given to such Partner, the General Partners or the Liquidation Trustee, as the case may be, may sell the interest of such Partner at public or private sale at the best price immediately obtainable which shall be determined in the sole judgment of the General Partners or the Liquidation Trustee, as the case may be. The proceeds of such sale shall be applied to the liquidation of the amount then due under this Article Eighteen, and the balance of such proceeds, if any, shall be delivered to such Partner.

      18.6 Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, if, upon the liquidation of a General Partner's Partnership Interest (whether or not in connection with the liquidation of the Partnership), such General Partner has a negative balance in his Capital Account (as determined after taking into account Capital Account adjustments for the Partnership taxable year during which such liquidation occurs, other than those made pursuant to this Article 18.6), then such General Partner shall be required to pay to the Partnership, by the end of such taxable year (or, if later, within 90 days after the date of such liquidation), an amount in cash equal to the difference between such Partner's negative Capital Account and zero. The aggregate of such payments by all General Partners having negative Capital Accounts, upon liquidation of the Partnership, shall be distributed to the Partnership's then-creditors, if any, and any excess among the Partners having positive Capital Account balances.

      18.7 Final Accounting. Upon the dissolution of the Partnership pursuant to Article Seventeen, the accountants for the Partnership shall promptly prepare, and the General Partners or the Liquidation Trustee, as the case may be, shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership upon its dissolution. Promptly following the complete liquidation and distribution of Partnership property and assets, the Partnership accountants shall prepare, and the General Partners or the Liquidation Trustee, as the case may be, shall furnish to all Partners, a statement showing the manner in which the Partnership assets were liquidated and distributed.

      18.8 Compliance with Law. The General Partners and each Liquidation Trustee shall comply with any requirements of the Act or other applicable law pertaining to the winding up of a limited partnership, upon the completion of which the Partnership shall be deemed terminated. Upon the complete liquidation and distribution of the Partnership's assets, the Partners shall cease to be Partners of the Partnership and the General Partners or the Liquidation Trustee, as the case may be, shall execute, acknowledge, and cause to be filed all certificates and notices required by law to terminate the Partnership.



                               ARTICLE NINETEEN

                                INDEMNIFICATION

      19.1 General. In any pending or completed action, suit, or proceeding to which a General Partner or an Affiliate, as defined below, is or was a party by reason of the fact that such General Partner or Affiliate (i) is or was a General Partner, or (ii) is an Affiliate of a General Partner, the Partnership shall hold harmless and indemnify such General Partner or Affiliate against any and all losses, harm, liabilities, damages, costs, and expenses (including, but not limited to, attorneys' fees, judgments, and amounts paid in settlement) incurred by such General Partner or Affiliate in connection with such action, suit, or proceeding if such General Partner or Affiliate acted in good faith, within the scope of the General Partners' authority, and in a manner reasonably believed to be in the best interests of the Partnership, and provided that such General Partner's or Affiliate's conduct does not constitute negligence, misconduct, or breach of fiduciary duty to the Limited Partners or the Partnership. Notwithstanding anything to the contrary in this Agreement, for purposes of this Article Nineteen only, the term "Affiliate" shall mean any person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by, or is under common control with a General Partner; or (ii) owns or controls ten percent (10%) or more of the outstanding voting securities of a General Partner; or (iii) is an officer, director, partner, or trustee of a General Partner; or (iv) if a General Partner is an officer, director, partner, or trustee, is any company for which a General Partner acts in any such capacity.

      19.2 Securities Laws Violations. Notwithstanding anything to the contrary in Article 19.1, the Partnership shall not indemnify a General Partner or Affiliate, as the term Affiliate is defined in Article 19.1, or any person acting as a broker-dealer, for any liability imposed by judgment, and costs associated therewith, including attorneys' fees, arising from or out of a violation of state or federal securities laws; provided, however, that indemnification will be allowed for any and all settlements and related expenses of lawsuits alleging securities laws violations and for any and all expenses incurred in successfully defending such lawsuits, if a court either
(i) approves the settlement and finds that indemnification of the settlement and related costs should be made or (ii) approves indemnification of litigation costs if a successful defense is made on each count involving alleged securities laws violations. The General Partner, Affiliate or broker-dealer agrees to apprise the court from which approval of indemnification pursuant to this Article 19.2 is sought, prior to seeking such approval, of the positions of the Securities and Exchange Commission, the Massachusetts Securities Division, and all other state securities agencies with which the Partnership has registered Units for sale to the public with respect to indemnification for securities laws violations.

      19.3 Liability Insurance. The Partnership shall not incur the cost of that portion of any liability insurance which insures a General Partner or Affiliate, as the term Affiliate is defined in Article 19.1, against liabilities as to which such General Partner or Affiliate may not be indemnified under this Article Nineteen.



                                ARTICLE TWENTY

                               POWER OF ATTORNEY

      20.1 General Partners as Attorney-in-Fact. In order to induce the General Partners to accept each Limited Partner as a Limited Partner of the Partnership, and in consideration of the General Partners' agreement to serve as General Partners of the Partnership, each Limited Partner, by the execution of this Agreement (either individually or through his agent and attorney), irrevocably does constitute and appoint the General Partners, and each of them, with full power of substitution and ratification, his true and lawful attorney, in his name, place, and stead, to execute, acknowledge, swear to, file, and record in the appropriate public offices all documents, instruments, and certificates of whatsoever nature which the General Partners determine are necessary or advisable to execute or conduct the business of the Partnership, including, without limitation:

            (a) those (including counterparts of this Agreement) which the General Partners deem appropriate to qualify or continue the Partnership as a limited partnership (or a partnership in commendam) in any jurisdiction in which the Partnership may conduct business;

            (b) those which the General Partners deem appropriate to reflect a change or modification of the Partnership or this Agreement made in accordance with the terms of this Agreement;

            (c) those, including, without limitation, amendments to this Agreement, which the General Partners deem appropriate to reflect the admission of additional Limited Partners or General Partners or Substituted Limited Partners admitted to the Partnership in accordance with the terms of this Agreement; and

            (d) all conveyances and other documents, instruments, and certificates which the General Partners deem necessary, appropriate, or convenient to sell, assign, convey, or transfer Partnership property in accordance with the terms of this Agreement or to effect the dissolution, termination, and liquidation of the Partnership.

      20.2 Special and Durable Power. The foregoing grant of authority is hereby declared to be irrevocable, and a special power coupled with an interest which shall survive the death, disability, dissolution, bankruptcy, incapacity, or insolvency of the Limited Partners. In the event of any conflict between the provisions of this Agreement and any document executed or filed by any of the General Partners pursuant to the Power of Attorney granted in this Article Twenty, this Agreement shall govern. Each Limited Partner authorizes the General Partners, and each of them, to take any further action which such General Partner(s) shall consider necessary or advisable in connection with any of the foregoing, hereby giving the General Partners full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done relating to the foregoing as fully as such Limited Partner might or could do if personally present, and hereby ratifying and confirming all that the General Partners shall lawfully do or cause to be done by virtue hereof. This Power of Attorney may be exercised by the General Partners by listing all of the Limited Partners executing any agreement, certificate, instrument, or document with the single signature of the General Partners, or any of them, in their, his, or its capacity as attorney-in-fact for any and all of them; and shall survive the delivery of a transfer by a Limited Partner of his Partnership Interest, except that where the purchaser, transferee, or assignee of the whole of such Partnership Interest with the consent of the General Partner is admitted as a Substituted Limited Partner, the Power of Attorney shall survive the delivery of such transfer for the sole purpose of enabling such General Partner to sign, execute, certify, acknowledge, swear to, file, and record any such agreement, certificate, instrument, or document necessary to effect such substitution. The power hereby conferred to make agreements, certificates, instruments, and documents shall be deemed to include the power to sign, execute, acknowledge, swear to, verify, deliver, file, record, and publish the same.



                              ARTICLE TWENTY-ONE

                                 MISCELLANEOUS

      21.1 Reliance Upon General Partners. No person or entity dealing with any General Partner shall be required to determine such General Partner's authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of his or its authority.

      21.2 Banking. All funds of the Partnership shall be deposited in such bank account or accounts as shall be determined by the General Partners. Such bank accounts shall be maintained separately from other bank accounts of any of the General Partners. All withdrawals therefrom shall be made upon checks signed by one of the General Partners or by a person authorized to do so by the General Partners. The funds of the Partnership shall not be commingled with those of any other person or entity.

      21.3 Investment Company Act. The Partnership shall not operate in such a manner as to be classified as an "investment company" for purposes of the Investment Company Act of 1940.

      21.4 Notices. Any notice or other communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered and given for all purposes (i) if delivered personally to the party to whom the same is directed or (ii) whether or not the same is actually received, if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to Robert A. Bourne, CNL Investment Company, 400 East South Street, Suite 500, Orlando, Florida 32801, if to the Partnership or any General Partner, or to such other address as any of the General Partners may from time to time specify by written notice to the Limited Partners; and if to a Limited Partner, at such Limited Partner's address as set forth on Schedule A hereto, or to such other address as such Limited Partner may from time to time specify by written notice to the Partnership in accordance herewith.

      21.5 No Inducement to Advise. Neither the General Partners nor their Affiliates shall directly or indirectly pay or award any commission or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Units; provided, however, that this provision shall not prohibit the Selling Commissions authorized in the Prospectus and this Agreement which are payable to a registered broker-dealer or other properly licensed person or entity for selling Units.

      21.6 Issuance of Senior Securities. The Partnership shall not issue senior securities.

      21.7 Section Headings. All headings contained in this Agreement are for convenience of reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

      21.8 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity of enforceability of the remainder of this Agreement or any valid clause of any invalid portion. Any such invalid or unenforceable provision shall be replaced with a valid and enforceable provision which comes closest to the intent of the parties with respect to such invalid or unenforceable provision.

      21.9 Governing Law. Florida law shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

      21.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

      21.11 Parties in Interest. Each and every covenant, term, provision and agreement herein contained shall be binding upon, and inure to the benefit of, the heirs, successors, assigns, and legal representatives of the respective parties hereto.

      21.12 Gender and Number. As the context requires, all words used herein in the singular number shall extend to and include the plural; all words used in the plural number shall extend to and include the singular; and all words used in any gender shall extend to and include all genders or be neutral.

      21.13 Partition. Each of the parties hereof irrevocably waives during the term of the Partnership any right, if any, to maintain an action for partition with respect to Partnership property.

      21.14 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and no amendment, modification, or alteration of the terms shall be binding unless the same be in writing, dated subsequent to the date hereof, and duly executed as required by law.

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written by the General Partners, the Initial Limited Partner and the Limited Partners.

                                                GENERAL PARTNERS:

Sworn to this 22nd day of June, 1989

/s/Glenie Marie Byrd                            /s/Robert A. Bourne
- ---------------------------------               ----------------------------
NOTARY PUBLIC                                   ROBERT A. BOURNE
In and For Orange County, Florida

/s/Glenie Marie Byrd                            /s/James M. Seneff, Jr.
- ---------------------------------               ----------------------------
NOTARY PUBLIC                                   JAMES M. SENEFF, JR.
In and For Orange County, Florida
                                                CNL REALTY CORPORATION

/s/Glenie Marie Byrd                            By:/s/James M. Seneff, Jr.
- ---------------------------------               ----------------------------
NOTARY PUBLIC                                   Name:    James M. Seneff, Jr.
In and For Orange County, Florida               Title:   President


                                                LIMITED PARTNERS:

Sworn to this 22nd day of June, 1989            By Robert A. Bourne, as
                                                Attorney-in-Fact for the
Limited
                                                Partners:

/s/Glenie Marie Byrd                            /s/Robert A. Bourne
- ---------------------------------               ----------------------------
NOTARY PUBLIC                                   ROBERT A. BOURNE
In and For Orange County, Florida

                                                INITIAL LIMITED PARTNER:

/s/Glenie Marie Byrd                            /s/Jeanne A. Wall
- ---------------------------------               ----------------------------
NOTARY PUBLIC                                   JEANNE A. WALL
In and For Orange County, Florida